CFM CORPORATION **2003** ANNUAL REPORT

CFM CORPORATION **2003** ANNUAL REPORT

CFM

we are... evolving + growing

we are... CFM
During the past 16 years, CFM has grown from a small regional hearth manufacturer into a diversified home products company, with annual sales of $686 million and more than 2,700 employees in North America and the United Kingdom.

This record of rapid growth and evolution has been made possible by an unwavering focus on the high-quality, high performance home products that today's consumers are looking for and the systematic expansion of our presence in leading retail distribution networks. As explained in this year's annual report, it's an approach that continues to bode well for CFM in the years ahead.

"To be a leading home products manufacturing company that is recognized for products of the highest quality and innovativeness that consistently lead the markets they participate in. At CFM, we make the products that you value most in your home."

* EBITDA before restructuring costs is defined as earnings before the taking of any deductions in respect of interest, taxes, amortization and restructuring costs. EBITDA before restructuring costs is presented before deductions for interest expense, tax expense, amortization and restructuring costs as this is a widely accepted measure of a company's normal operating performance. EBITDA before restructuring costs is not a recognized measure for financial statement presentation under Canadian generally accepted accounting principles ("GAAP"). Non-GAAP measures (such as EBITDA before restructuring costs) do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other issuers. Investors are encouraged to consider these financial measures in the context of CFM's GAAP results, as provided in the attached financial statements.

C O N T E N T S   CFM at a Glance   inside front cover     Financial Highlights   2     Letter from the Chairman   3     Corporate Governance   14
Management's Discussion and Analysis   16     Management's Responsibility for the Financial Statements   28     Auditors' Report   28     Financial Statements   29     Notes to Consolidated Financial Statements   32     Five-Year Highlights   49     Corporate Directory and Investor Information   50

Employee Listing inside back cover

 CFM AT A GLANCE

hearth & heating products

gas fireplaces CFM manufactures an extensive line of gas fireplaces. The economic, environmental and aesthetic benefits of natural gas bode well for CFM, an industry leader that derives more than 50% of its hearth revenues from high-margin, gas-fuelled products.	wood fireplaces CFM's factory-built wood fireplaces meet increasingly stringent demands for efficiency, convenience and safety. Loaded with features such as advanced heat circulation and zero-clearance designs, CFM wood fireplaces combine traditional charm with unprecedented versatility.	gas and wood stoves With a complete range of direct-vent, natural-vent and vent-free gas stoves, and an elegant line of fuel-efficient low emission cast-iron wood-burning models, CFM's high-quality stoves are aimed at the growing retrofit/remodelling markets, where consumers are seeking elegant and efficient space heating.

electric fireplaces and stoves CFM's electric fireplaces and stoves have extended the Company's presence into condominiums, apartment buildings, offices, retail locations and increased the Company's penetration of hearth products in the mass merchant channel. With patented light filtering technology that creates astounding realism and ambience, these innovative products can be "plugged-in" just about anywhere.	space heating products CFM's full line of space heaters has helped the Company expand its presence in the fast-growing mass merchant sales channel. The Company's focus on product innovation makes it well positioned to benefit from strong demand and continued consolidation in this sector.

gas log sets Used in tandem with CFM's patented Insta-Flame burner, the Company's ceramic fibre log sets create an intense, realistic glow. Gas logs make it easy and cost-effective to convert any traditional fireplace to gas.

mantels and accessories CFM's mantels, cabinets and other hand crafted accessories provide consumers with the choice and quality they need to enhance the value and appearance of their homes.

we are...
leveraging
 core markets

barbeque & outdoor
products

barbeques CFM's entry into the mid- to high-end segment of the barbeque market has leveraged the Company's core manufacturing expertise, provided important counter-seasonal benefits and fuelled its penetration of mass merchant sales channels. In just three short years, CFM has become a major player in the growing North American barbeque industry.	outdoor fireplaces The rising popularity of outdoor leisure and entertainment activities is taking the conveniences of the home outside. CFM is meeting this trend with specialized outdoor fireplaces that feature realistic masonry design and durable stainless steel construction.

patio heaters CFM's gas infrared patio heaters take the chill off cool evenings and extend the outdoor season, two reasons for their growing popularity in home, restaurant and other commercial applications.	garden products Supported by strong demographic fundamentals, CFM's garden products business continuesto provide counter-seasonal opportunities to enhance capacity utilization and revenue growth.
home water products

dispensing and filtration Focused on value-added appliances for the home market, CFM offers a growing range of innovative water dispensing, filtration and purification products under the Greenway, Polar and Vitapur brand names.	purification CFM's unique Vitapur UV water purification system delivers whole-home protection against organic contaminants.

how we are... evolving + growing
we are...

creating a strong foundation

CFM has rapidly evolved from a hearth manufacturer into a diversified home products leader, with solid foundations for growth in some of the most attractive segments of the market.

we are...

doing more of what we do best

Industry leaders in research and development, we are focused on meeting emerging consumer needs with innovative products that are known for their quality, visual appeal and convenience.

we are...

raising the bar on performance

After several years of rapid growth and diversification CFM has reached a new stage in its evolution - one in which we plan to benefit from a range of productivity and margin enhancement initiatives.

we are...

staying nimble and focused

During the past year, CFM implemented a series of initiatives that are designed to foster the company's unique entrepreneurial culture, despite the increasing scale and complexity of our business.

                                                   we are...
positioning for growth

FINANCIAL HIGHLIGHTS

($ thousands except per share amounts)	2003	2002	% change
Sales	685,663	576,232	19%
Net income	35,857	42,081	(15%)
Earnings per share	$0.89	$1.06	(16%)
Earnings per share before restructuring costs*	$1.01	$1.06	(5%)
EBITDA before restructuring costs*	86,754	81,964	6%
Cash flow from operations	66,375	50,181	32%
Debt to total capitalization*	0.33	0.37	n/a

* Earnings per share before restructuring costs have been determined by taking net income for the applicable period, adding to it the restructuring costs, deducting provision for income taxes applicable to the restructuring charge to arrive at net income before restructuring costs for the applicable period and dividing net income before restructuring costs by the average number of shares outstanding during such period. Earnings per share before restructuring costs is presented as a measure of the normal operating performance of the Company.

EBITDA before restructuring costs is defined as earnings before the taking of any deductions in respect of interest, taxes, amortization and restructuring costs. EBITDA before restructuring costs is presented before deductions for interest expense, tax expense, amortization and restructuring costs as this is a widely accepted measure of a company's normal operating performance.

Debt to total capitalization is defined as total net debt divided by total net debt and shareholders' equity. Net debt is defined as debt (current and long-term) plus bank indebtedness less cash.

Earnings per share before restructuring costs, EBITDA before restructuring costs and debt to total capitalization are not recognized measures for financial statement presentation under Canadian generally accepted accounting principles ("GAAP"). Non-GAAP measures (such as earnings per share before restructuring costs, EBITDA before restructuring costs and debt to total capitalization) do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other issuers. Investors are encouraged to consider these financial measures in the context of CFM's GAAP results, as provided in the attached financial statements.

LETTER FROM THE CHAIRMAN

Fiscal 2003 was another year of record revenue at CFM. It was also a period of important management and organizational changes that have helped fortify our foundations. We are ready for a higher level of development in CFM's ongoing evolution.

COLIN ADAMSON

we are...
ready to reach
the next level

The past five years have represented a remarkable period of growth at CFM, one in which the company has more than doubled sales and successfully transformed itself from a hearth manufacturer into a leading and diversified home products company. In fiscal 2003, CFM continued to build on this record, although our earnings growth was tempered by a number of factors including a stronger Canadian dollar, higher than anticipated returns at the end of the mass merchant hearth season and the loss of hearth placement at one of our major customers. Despite these challenges, CFM ended the year with a solid foundation for future growth. It's one that includes more products, more distribution channels and a more diversified customer base than ever before. Just as important, we have invested in the skills and resources required to take CFM to the next level of development in its ongoing evolution.

Record sales For the 12-month period ending September 27, 2003, sales increased 19% or $109 million to a record $686 million. This record was achieved despite the negative impact on the translation of our U.S. revenues from the strengthening of the Canadian dollar relative to the U.S. dollar. In real terms, before the impact of foreign exchange, our total sales grew by almost 25%. Sales of hearth and heating products rose by 2% from the previous year but were up 8% when adjusted for the impact of a rising Canadian dollar. This is a considerable accomplishment given the lossof some significant hearth products placement that had a significantly negative impact on hearth revenues during fiscal 2003. Fortunately, our efforts to mitigate this development and further diversify our revenue stream were successful. In barbeque and outdoor products, revenues increased a remarkable 63% to $216 million on the strength of growing sales in the mass merchant arena and a full year's contribution from Keanall and The Great Outdoors Grill Company, which were acquired in January and May of 2002, respectively. This was quite an achievement given the unseasonably wet and cool weather that occurred during the critical April to July selling period. Fiscal 2003 was a successful first year for CFM's water products with revenues reaching $17 million thanks to a combination of new product introductions and an expanding list of customers.

CFM CORPORATION 2003 ANNUAL REPORT 3

The prospects for our most recent growth platform - water and air purification - are similarly robust. Since purchasing Greenway Home Products Inc. in October 2002, CFM has been taking advantage of this opportunity with a growing range of high-quality products in more and more retailers throughout North America. Our success can be measured by the growth of sales in this business to $17 million during fiscal 2003.

A stronger foundation for growth The most significant accomplishments of the past year will only be evident in the months and years ahead. More specifically, fiscal 2003 was not just another year of growth for CFM, it was a year of foundation strengthening and organizational improvement as we moved to reinforce the leadership positions we have built in our markets and set the stage for stronger growth and increasing profitability going forward. In July, we welcomed Mark Proudfoot to CFM as the company's new President and Chief Operating Officer. Formerly Vice President of International Business Development for Emerson Electric Company, Mark has brought many skills to CFM including the discipline gained from operating multiple manufacturing facilities in a best-cost environment. Under Mark's direction, CFM announced a major restructuring program designed to optimize the benefits of past acquisitions, significantly improving customer service capabilities, and to reduce our annual cost base by more than $15 million. This includes a realignment of our manufacturing and distribution assets as well as moving certain production to low-cost jurisdictions. At the same time, we've implemented major organizational changes which are designed to focus our operations along specific product lines and further strengthen our relationship with customers. You can read more about these initiatives on pages 12 and 13 of this report.

Abundant opportunities During all my years at CFM, I have never been more optimistic about the company's prospects for long-term growth and rising profitability. We are market leaders in the North American hearth industry, which, as it continues to consolidate, will provide further opportunity for CFM to increase profitability and expand market share. Moreover, while the industry's rate of growth may have slowed recently, it will continue to be supported by strong fundamentals for many years. These include, among other fundamentals, the compelling economic and environmental benefits of natural gas, and the cocooning behaviour of an aging population.

Meanwhile, our leading position in the hearth industry continues to fuel our evolution into complementary consumer product categories. In fact, in fiscal 2003, a larger portion of CFM's revenue was derived from the consumer as opposed to the home building market, a percentage that will continue to increase as CFM takes advantage of its opportunities for growth. This includes a barbeque business that has grown in three short years from a good idea into a $216 million business. Today, management believes that CFM is among the top five players in a North American gas barbeque industry that enjoyed double-digit growth in 2002, the latest year for which industry-wide production data is available.

CFM CORPORATION 2003 ANNUAL REPORT 4

LETTER FROM THE CHAIRMAN

The prospects for our most recent growth platform - water and air purification - are similarly robust. Water quality is a serious and growing concern for North American consumers and the reason why more than two-thirds of Americans already use bottled water, water filtration or a combination of both products in their homes. Since purchasing Greenway Home Products Inc. in October 2002, CFM has been taking advantage of this opportunity with a growing range of high-quality products in more and more retailers throughout North America. Our success can be measured by the growth of sales in this business to $17 million during fiscal 2003. During the next few months, we'll be extending our presence in this burgeoning consumer product segment with our new generation Vitapur whole-home UV water purifier in conjunction with a series of filtration products designed to remove harmful chemicals and metals from the home water supply. These are the types of high-margin home products that retailers want to offer their customers. As an industry leader in product development with a steadilyincreasing presence in the mass retail market, CFM is exceptionally well positioned to provide them.

At the same time, we are more focused than ever on unleashing the synergies in our organization, particularly with regard to manufacturing and distribution cost efficiencies. During the past few years, CFM has enjoyed tremendous revenue and EBITDA growth and we've been a low-cost producer in our traditional businesses. But today's challenging business environment, which includes new global competitors and a surprisingly buoyant Canadian dollar, requires that we set the bar even higher. It's a challenge I am confident we'll meet thanks to our recently announced restructuring programs, the acquisition of low cost manufacturing facilities in Mexico and the growing importance of our product sourcing and manufacturing relationships in Asia.

A commitment to good corporate governance We have also continued to strengthen our board with the addition of four new directors whose experience will prove to be crucial in guiding CFM through its next stage of development. This seasoned group of business leaders includes David Colcleugh, Past Chairman and President of Dupont Canada Inc., Paul Houston, President and CEO of Alderwoods Group Inc., John Mayberry, former Chair and CEO of Dofasco Inc. and Bruce Mitchell, Chairman and CEO of Permian Industries Limited.

At the same time, we have continued to enhance the company's approach to corporate governance. During the past year, we have implemented important changes to our corporate governance policies that reflect our commitment to the highest possible standards of individual and corporate integrity. You can learn more about CFM's approach to corporate governance, as well as the qualifications and experience of our board of directors, on pages 14 and 15.

A word of thanks Once again, CFM's progress has been made possible by the more than 2,700 employees whose everyday commitment has helped us deliver strong financial results while building a stronger foundation for the future. I would also like to thank Jim Lutes, CFM's Former President and Chief Operating Officer, for his contribution in building CFM to what it is today. With the continued dedication of our employees and the support of our valued customers, I know that CFM's growth and evolution will continue and that the best is yet to come.

SINCERELY,	COLIN ADAMSON	COLIN ADAMSON
CHAIRMAN AND
CHIEF EXECUTIVE OFFICER

CFM CORPORATION 2003 ANNUAL REPORT 5

CFM's emphasis on quality, convenience and design has created a strong foundation for growth in home products. The Vermont Castings' Encore wood stove (main photo) combines old-fashioned charm with market-leading features like a thermostatically controlled temperature system. Also featured: the Dragonfire outdoor gas log set; the Sequoia direct vent fireplace; the DynaGlo propane portable space heater; and Vermont Castings' VC200 gourmet barbeque.

we are...
creating
a strong
foundation

Since its creation in 1987, CFM has evolved from a small regional hearth manufacturer into a diversified home products company with annual sales of $686 million.This thriving foundation was built around our core hearth business which, thanks to strong internal growth and a series of timely acquisitions has made us a leader in the North American hearth industry, with an unsurpassed reputation for quality and innovation.

More recently, CFM has leveraged its expertise in burner technology and metal fabrication to create a growing line-up of high-margin, high-quality home products. In 2000, we created our first Vermont Castings barbeque and sold a few units through a receptive dealer network. By the end of fiscal 2003, revenues from our barbeque and outdoor products had reached $216 million and our growing range of customers included North America's largest home improvement retailers and mass merchants.

In October 2002, our evolution into a leading home products company accelerated with the acquisition of Greenway Home Products, a Canadian-based manufacturer of home water purification, filtration and dispensing products. Sales of CFM's newest business have grown to $17 million in one year as we leveraged CFM's strong retail presence across North America. This new business has allowed CFM to gain access to many new customers including major retailers such as Sears Canada, Best Buy, Target and Office Depot. By the same token, CFM Greenway has enabled us to expand existing relationships with another category of high-quality home products.

Together, these businesses have given CFM a strong presence in the home products business and many arrows in our quiver to expand upon hard-earned relationships with North America's leading retailers.

CFM CORPORATION 2003 ANNUAL REPORT 7

CFM has leveraged its manufacturing expertise and retail presence to enter a growing number of high-margin home product markets. Products such as the Vermont Castings VC400 Connoisseur Series grill (main photo) have helped vault CFM into a leading position in the North American barbeque industry. Also featured: a Polar brand portable ice machine, the VC200 barbeque, the Vitapur whole-home water purification system, and the Pyromaster electric fireplace.

we are...
doing more
of what we
do best

One of the primary contributors to CFM's growth is an unwavering focus on product development and innovation. We are industry leaders in research and development and we concentrate our resources on meeting emerging consumer needs with products that are known for their quality, good looks and convenience.

CFM's innovative electric fireplaces are a case in point. Working in partnership with retail customers, CFM helped to create an innovative product segment that has extended the warmth and ambience of a fireplace to an entirely new set of customers.

The same spirit of innovation applies to our water business. There is a growing thirst for products like our full range of water purification and filtration products, which answers the call for clean and fresh water on demand at a fraction of the cost of bottled water. Even more so than in other segments of our business, research and development is key in development of our water purification business. After a year in beta test, our new generation Vitapur whole home UV water purification system is ready to be launched throughout North America. One of the few such systems to earn the National Sanitation Foundation's highest effectiveness rating, this unique point-of-entry system eliminates organic contaminants from the entire household water supply. In addition, a full line of UV technology based products will also be introduced in 2004. In combination with our several new water filtration products planned for introduction in 2004, this expanding product line is designed to deliver unprecedented value and peace of mind to the growing numbers of North American families concerned about water quality and safety.

Looking ahead, CFM will continue to take advantage of opportunities to expand customer relationships through new product development. More and more, our retail distributors prefer to work with a smaller number of full-service providers who can provide expanding lines of higher margin home products with full sales and service support. With a heritage of innovative product development, and proven capabilities in retail program management, CFM is an increasingly preferred supplier.

CFM CORPORATION 2003 ANNUAL REPORT 9

Higher standards of performance - in our products and our manufacturing facilities - have been driving CFM's growth. The Chateau 44 direct vent fireplace (main photo) combines the warmth of traditional open-hearth masonry with modern electronics and easy installation. Also featured: manufacturing facilities in China and Mexico (bottom photos) are lowering costs for high-volume hearth, barbeque and water products.

we are...
raising the bar
on performance

CFM has produced a remarkable track record of growth over the years while creating or pursuing leading market positions in each of its chosen businesses. We've done it by bringing innovative consumer products to market, by expanding our distribution channels and by developing or acquiring the businesses we need to deliver a growing line of high-value-added products and services to our customers. This natural inclination for growth isn't about to change at CFM, but we've reached a new stage in the company's evolution - one in which we are applying the same kind of energy to a wide range of productivity and margin enhancement initiatives.

In November, we hired our first Vice President of Procurement and plan to quickly move to unleash the benefits of centralized buying programs with targeted significant annual cost savings.

We also announced plans to rationalize certain production facilities and distribution centres throughout our mass merchant operations. We plan to consolidate four manufacturing plants and four warehouses as well as the back office functions within our mass merchant group. At the same time, we've introduced a consolidated mass merchant distribution strategy that maximizes efficiency of the network while improving customer service.

We've also recently completed the acquisition of Temtex Industries, a small manufacturer of gas fireplaces in the southwestern U.S. In addition to acquiring a business that will be integrated into our existing hearth operations and provide a positive contribution to earnings from day one, the Temtex acquisition provides a solid low-cost manufacturing presence in Mexico. With Temtex's Mexican facility as a base, we plan to move other existing high-volume, price sensitive product lines to Mexico to further reduce our overall cost of manufacturing.

We are also continuing to source more product from China and other parts of Asia to enhance our competitive position. This includes everything from the manufacture of hearth and barbeque components to the production of CFM Greenway water dispensers and purification products, RMC space heaters and some lower priced barbeques. It's a trend that may include new partnerships, acquisitions, and even greenfield operations as we continue to improve quality and minimize production costs.

CFM CORPORATION 2003 ANNUAL REPORT 11

we are...
staying nimble
and focused

(from left to right) PETER PLOWS - Senior Vice President, Operations DAVID BRASH - Director, Corporate Finance CATHERINE GRIFFIN - Corporate Controller COLIN ADAMSON - Chairman and Chief Executive Officer J. DAVID WOOD - Vice President and Chief Financial Officer PAUL KROETSCH - Treasurer SONYA STARK - Director, Legal Affairs, Investor Relations and Corporate Secretary DAVID MYERS - Vice President and Chief Human Resources Officer MARK PROUDFOOT - President and Chief Operating Officer EILEEN FOLEY - Director, Tax EDDIE CHOW - Vice President, Information Technology SCOTT DUNLOP - Vice President, Corporate Development and General Counsel

At CFM, our success has always been fuelled by a uniquely entrepreneurial culture - one that has encouraged risk taking, innovation and individual responsibility in meeting performance objectives. During the past year, we implemented a series of initiatives that are designed to foster those behaviours despite the increasing scale and complexity of our business.

In October 2003, CFM implemented a series of organizational changes that are designed to devolve authority to newly empowered category managers while further strengthening our relationships with customers. In each of our product areas - from electric fireplaces to hearth accessories to space heaters - we have moved managers into place and given them responsibility for these lines of business. Similar responsibility has been assigned to the men and women who manage our relationships with customers in the dealer and mass merchant retail sales channels. Together, these sales and product specialists are forming fluid, nimble business teams - small enough to drive product sales and responsive enough to deliver the kind of service that will set us apart in the eyes of our customers.

CFM CORPORATION 2003 ANNUAL REPORT 12

CFM implemented important organizational changes in 2003 that are designed to foster an entrepreneurial style of management while accommodating the increasing scale and complexity of the Company's business. These changes reflect a complementary focus on strong customer relationships and operating improvements. Within the new structure, Dan Downing and Steve Haramaras, along with their respective management teams at CFM Specialty Home Products and CFM Home Products, are focused on determining the distinct needs of our customers in the dealer and mass merchant retail channels. Delivering the innovative products they require on a timely and profitable basis is the responsibility of newly appointed management teams for each of our major product lines: fireplace, stove, grill, grill accessories, water and portable comfort products.

(from left to right) MIKE COOK - Vice President, Sales, CFM Home Products MICHAEL MILLER - Managing Director, CFM Europe Limited DAVID JAKOB - Vice President and General Manager, CFM Grill Group SHEILA HAMILTON - Vice President, Customer Service, CFM Specialty Home Products PETER OLIEROOK - Vice President, Operations, CFM Home Products STEVE HARAMARAS -President, CFM Home Products DOUG GREENWAY - Vice President and General Manager, CFM Water Group DAN DOWNING - President, CFM Specialty Home Products MIKE BURNS - Vice President, Sales, CFM Specialty Home Products STEVE McCALLEY - Vice President and General Manager, CFM Portable Comfort Products DICK ANDERSON - Vice President and General Manager, CFM  Fireplace Group DALE TROMBLEY - Vice President and General Manager, CFM Stove Group PETER ALBION - Vice President and General Manager, CFM Grill Accessories Group

On a broader scale, we'll also continue to promote successful attitudes and behaviours throughout CFM's operations with the support of our incentive compensation, profit sharing and equity compensation plans.

At the same time, we remain a company with a genetic predisposition toward growth and evolution. Over the years, CFM has developed a set of core skills that allows us to recognize opportunity, accurately measure value, assimilate new businesses, and migrate best practices across our operations. We will keep taking advantage of these abilities as CFM continues to grow and evolve in the years ahead.

CFM CORPORATION 2003 ANNUAL REPORT 13

CORPORATE GOVERNANCE

Good corporate governance depends on an effective board of directors. That's why CFM has recruited a diverse group of business leaders whose experience, judgement and integrity provide a wide perspective on the issues affecting the Company. Nine of CFM's ten directors are unrelated as defined by the TSX Guidelines for Corporate Governance. This means that they are considered independent of management and free from any interest or relationship (other than shareholdings) that could materially interfere with their ability to act in the best interests of the Company.

we are...
committed to
good governance

At CFM, we believe that good corporate governance is essential in the effective management of our company. That's why we work hard to ensure that CFM's Corporate Governance and Disclosure Policies are in full compliance with current rules, guidelines and standards, and make a dedicated effort to continually improve these systems.

The past couple of years have been busy for CFM on the governance front with the appointment of four new independent board members. The Company also implemented several other important initiatives designed to position the Company in compliance with the Sarbanes-Oxley Act as well as several other developing best practices including:

  The appointment of an independent lead director.

  The adoption of formal disclosure controls and procedures.

  Certification of our annual audited financial statements.

  The review of our interim financial statements by our auditors.

  The adoption of expanded charters for all Board committees.

  A policy of mandatory share ownership for directors.

  Publishing of director biographies and board attendance records.

You can read more about these initiatives in CFM's Management Information Circular dated December 31, 2003.

CFM CORPORATION 2003 ANNUAL REPORT 14

(from left to right) PATRICK KEANE, COLIN ADAMSON, PAUL HOUSTON, CARLO DE PELLEGRIN, BRUCE MITCHELL, WILLIAM CULLENS, WILLIAM CORBETT, JOHN MAYBERRY, HEINZ RIEGER and DAVID COLCLEUGH

Director since 1992	Director since 1994	Director since 2003
COLIN ADAMSON co-founded CFM Corporation in	CARLO DEPELLEGRIN has been a Partner	JOHN MAYBERRY is the former Chairman and
1987 and since then has held senior positions in the	of Williams & Partners, Chartered Accountants LLP	CEO of Dofasco Inc. and a former Director and Chairman
company including Vice President, Secretary & Treasurer	since 1997. Mr. De Pellegrin received his B.A. from	of the International Iron and Steel Institute. During his 36-
from 1987 to 1994, President from 1994 to 1996, Chief	the University of Toronto in 1969 and earned his	year career with Dofasco, he was appointed Vice
Executive Officer since 1994 and Chairman since 1996.	CA designation with PricewaterhouseCoopers in 1972	President and Works Manager in 1987, Executive Vice
In recognition of his achievements, Colin received the	where he worked with large public corporations	President in 1989, President and CEO in 1993 and
Ontario Entrepreneur of the Year Award in the Manu-	and private companies. From 1972 to 1977 he worked	Chairman in 2002. Mr. Mayberry is also a director of Inco
facturing - Consumer Products sector in 1999. Mr. Adamson	in private industry, primarily within the construction,	Inc., the Bank of Nova Scotia, Decoma International,
is on the Board of four private holding companies.	real estate development and manufacturing sectors.	Tradeport International and Hatchcos Holdings.
Mr. De Pellegrin is on the boards of two private
Director since 2002	companies and one non-profit organization and is a	Director since 2003
DAVID COLCLEUGH is the former Chairman of	member of the Institute of Corporate Directors.	BRUCE MITCHELL is Chairman, CEO and owner
Dupont Canada and was the President and CEO of the		of Permian Industries Limited whose subsidiaries include
company from 1997 to 2003. Mr. Colcleugh received his	Director since 2003	Ajax Precision Manufacturing Limited, Integrated Solutions
Ph.D. from the University of Toronto and joined Dupont	PAUL HOUSTON is President and Chief Executive	Group Inc. and Trophy Foods Inc. After receiving his B.Sc.
Canada in 1963 as a Research Engineer. He held a number	Officer of Alderwoods Group Inc. (formerly the Loewen	in Civil Engineering from Queens University in 1968 and
of senior positions with E.I. Dupont over the years	Group) and has held senior management and board	an MBA from Harvard in 1970, Mr. Mitchell was a
including Principal Consultant, Corporate Plans at	positions with several international companies. Prior to	Management Consultant and Principal at Woods Gordon
Dupont's global headquarters in Wilmington, Delaware	joining Alderwoods Group, Mr. Houston served as the	and Company from 1972 to 1976, Chairman of Corvair
and President of Dupont Asia Pacific in Tokyo, Japan.	President and CEO of Scott's Restaurants from 1995 to	Oils from 1994 to 1997 and Chairman of Promanad
Mr. Colcleugh is on the boards of Hudson's Bay Co. and	1999 and President and CEO of Blacks Photo Corporation	Communications from 1991 to 1998. Mr. Mitchell is on
Zenon Environmental Inc.	from 1992 to 1995. Mr. Houston is a director of	the boards of Bank of Montreal, GSW Inc., Permian
	Alderwoods Group Inc.	Industries Ltd., Trophy Foods Inc., and Integrated Solutions
Director since 2003		Group Inc.
WILLIAM CORBETT is the former Chairman of	Director since 2002
The New Providence Development Company, a real	PATRICK KEANE founded Keanall Holdings Ltd., a	Director since 1992
estate development firm. Following graduation from	manufacturer and distributor of quality aftermarket	HEINZ RIEGER is the former Chairman and
the University of Toronto (B.Comm 1953) and Osgoode	barbeque parts and accessories, in October 1981 and	Co-Founder of CFM Corporation. Mr. Rieger immigrated
Hall Law School in 1957, Mr. Corbett practised with	served as the company's President and Chief Executive	to Canada in 1957 and for the next 11 years worked in
Fraser and Beatty until his retirement in 1995, primarily	Officer from that time until December 2001. After selling	the construction and sheet metal industries, primarily
in corporate and securities law. He was appointed Vice	Keanall Holdings to CFM Corporation in January 2002,	engaged in manufacturing, engineering and design. In 1968
Chairman of Fraser and Beatty in 1986 and Chairman of	Mr. Keane became the Company's Executive Vice President	he earned his Bachelor of Commerce degree from
the firm in 1989. Mr. Corbett is a director of Windfields	of Operations. In June 2003, Mr. Keane resigned his	Concordia University and subsequently worked in the
Farm Limited.	position as Executive Vice President of Operations but	stove and fireplace industries in various manufacturing,
	continues as a director of the company. Mr. Keane is on	production and R&D-related capacities. Mr. Rieger is on
Director since 1994	the boards of two private holding companies.	the Board of Koralm Holdings Inc.
WILLIAM CULLENS is the former Chairman and
Chief Executive Officer of Canron Inc., a leading Canadian		Full biographies are included in the Management Information
industrial manufacturer. Upon graduating from the		Circular dated December 31, 2003.
University of Glasgow with a B.Sc. in Civil Engineering,
Mr. Cullen held a variety of senior engineering positions
before joining Canron in 1960. He was appointed President
and Chief Executive Officer of the company in 1980 and
served as Canron's chairman from 1990 until his retirement
in 1997. Mr. Cullens is on the Board of Ivanco Inc.

CFM CORPORATION 2003 ANNUAL REPORT 15

MANAGEMENT'S DISCUSSION AND ANALYSIS

INTRODUCTION

The following management's discussion and analysis ("MD&A") provides a review of important events, the results of operations of CFM for the year ended September 27, 2003, in comparison with those for the year ended September 28, 2002, and a review of the financial position of CFM Corporation ("CFM") as at September 27, 2003. This MD&A should be read in conjunction with CFM's audited consolidated financial statements for the year ended September 27, 2003, and the accompanying notes.

CFM is a leading integrated manufacturer of home products and related accessories in North America and the United Kingdom. CFM designs, develops, manufactures and distributes a line of hearth products, including gas, wood-burning and electric fireplaces, free-standing stoves, gas logs, and hearth accessories. CFM also manufactures and imports barbeques, barbeque parts and accessories, water dispensing and purification products, outdoor garden accessories and imports indoor and outdoor space heating products. The Company maintains an ongoing program of research and development aimed at continually improving the quality, design, features and efficiency of its products.

This MD&A contains forward-looking statements that reflect CFM's current expectations concerning future results and events. These forward-looking statements generally can be identified by the use of statements that include phrases such as "believed," "expect," "anticipate," "intend," "foresee," "likely," "will" or other similar words or phrases. These forward-looking statements involve certain risks and uncertainties, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could affect these statements include, without limitation, those risks and uncertainties listed under the heading "Risks and Uncertainties" below. CFM considers the assumptions on which these forward-looking statements are based to be reasonable at the time they were prepared, but cautions the reader that these assumptions regarding future events, many of which are beyond the control of CFM, may ultimately prove to be incorrect. In addition, CFM does not assume any obligation to publicly update any previously issued forward-looking statements.

YEAR ENDED SEPTEMBER 27, 2003 RESULTS OF OPERATIONS

CFM's consolidated sales increased 19% to $685.7 million for the year ended September 27, 2003, compared to $576.2 million in the prior year. Excluding the impact of exchange rate fluctuations on the translation of the Company's U.S. dollar revenues, sales grew by 25% due primarily to increased volume with minimal effect from changes in selling prices. This significant growth was reduced by 6% as a result of the negative impact on the Company's sales caused by the strengthening of the Canadian dollar against the U.S. dollar in the year when compared to the prior year, which led to a reduction in the Canadian dollar value of the U.S. dollar sales of the Company's subsidiaries from the value of such sales based on the exchange rates in effect last year. The average exchange rate used to translate the Company's U.S. dollar revenues and expenses to Canadian dollars for the year ended September 27, 2003 was $1.4675, representing a 7% reduction from the rate of $1.5731 used last year.

Sales by product category and geographic segment were as follows:
12 months ended	September 27	September 28
(in millions of dollars)	2003	2002
	$	$
Hearth and heating products	452.6	443.2
Barbeque and outdoor products	216.4	133.0
Water products	16.7	-
	685.7	576.2

United States	534.8	472.8
Canada	118.7	81.6
Other	32.2	21.8
	685.7	576.2

Sales of hearth and heating products were $452.6 million in the year, an increase of 2% from the prior year. Sales volume growth in the year was $35.2 million or 8% when compared to the prior year; however, this growth was reduced by 6% due to the impact of the strengthening Canadian dollar on the conversion

CFM CORPORATION 2003 ANNUAL REPORT 16

of the Company's U.S. dollar revenues. Of the year-over-year increase in sales volume, 44% was the result of volume increases across most products and channels and 56% resulted from significant growth in sales of heating products from new customer placement. The overall sales growth for the year was achieved despite lower fourth quarter sales when compared to the fourth quarter last year as a result of the loss of placement of certain hearth products with a major customer for their hearth program in calendar 2003. As previously announced, in May, 2003, CFM lost a significant portion of the placement of hearth products it had obtained with a major customer during the previous fiscal year due to competitive pressures. The loss of this product placement resulted in a decline of sales of hearth and heating products of $16.4 million in the fourth quarter when compared to sales of these products in the fourth quarter of fiscal 2002. Sales growth during the year was also reduced by significant product returns of hearth products from certain large mass merchant retail customers following the end of the hearth season in calendar 2002. This unusually high level of returns arose primarily as a consequence of balancing excess end-of-season inventories of hearth products by these customers. Although a certain level of product returns is inevitable in the normal course of doing business with certain large mass merchant customers, it is not CFM's practice or policy to accept significant returns of excess or overstocked inventories from customers. In order to further reduce the risk of being faced with a request for significant product returns in the future, management has implemented new processes designed to enable the Company to work with its customers to monitor and manage the level of inventories carried by these customers during their selling season. Had these product returns not occurred, sales for the year would have increased by an additional $11 million.

Sales of barbeque and outdoor products were $216.4 million in the year, an increase of $83.4 million or 63% from the prior year. Sales volume growth in the year was $90.8 million or 68% when compared to the prior year, however, this growth was reduced by 5% due to the impact of the strengthening Canadian dollar on the conversion of the Company's U.S. dollar revenues. The sales increase was partially a result of the incremental sales of barbeque grills of $45.6 million at The Great Outdoors Grill Company ("TGO"), which was acquired by CFM in the third quarter of fiscal 2002. Continuing sales success with domestically manufactured and imported barbeque grills and accessories and expanded placement of product to existing customers increased sales by a further 33%.

Greenway Home Products Inc. ("Greenway"), acquired on October 3, 2002, generated $16.7 million of incremental sales of water dispensing and purification products in the year.

Sales in the year grew in all geographic segments. Growth in sales in both the United States and Canada in the year was primarily due to the increased sales of barbeque products noted above.

GROSS PROFIT

Gross profit increased by $13.9 million or 8% from the prior year to $187.6 million. As a percentage of sales, gross profit decreased to 27.4% from 30.1% in the previous year.

In addition to the higher sales, several factors contributed to the growth in gross profit in the year. The most significant factor was the improved operating efficiencies experienced at the Company's Canadian barbeque manufacturing operation which lowered manufacturing costs by approximately $3.0 million when compared to the same period a year ago. Gross profit was further enhanced by lower relative distribution costs in the year as compared to the prior year as distribution costs grew approximately 18% in support of a 25% increase in sales volume.

Despite the increase in gross profit during the fiscal year ended September 27, 2003, several factors contributed to a decline in gross profit as a percentage of sales. The unusually high level of customer returns referred to above are estimated to have contributed to a 1% drop in gross profit as a percentage of sales for the year ended September 27, 2003 when compared to the year ended September 28, 2002. Sales of barbeque grills and accessories, which generally sell at margins lower than the historic margins realized on hearth products, accounted for 32% of sales in the year ended September 27, 2003 in comparison with 23% for the year ended September 28, 2002. Management estimates that this shift in sales mix contributed to an approximate 1% drop in the overall gross margin percentage for the year ended September 27, 2003.

SELLING, ADMINISTRATIVE, RESEARCH AND DEVELOPMENT EXPENSES

Operating expenses for the year increased $9.2 million or 10% to $100.9 million when compared to the prior year. Before the effect of the Canadian dollar strengthening and the related positive impact on translation of U.S. dollar expenses, overall operating expenses increased by 14% compared to the same period a year ago. The incremental increase in expenses relates primarily to the addition of the Greenway and TGO operations. The positive impact of the strengthening Canadian dollar on the translation of U.S. dollar expenses into Canadian dollars offset this real increase in expenses. The increase in operating expenses of 10% was realized relative to a 19% increase in sales and as a result operating expenses, as a percentage of sales, declined to 14.7% from 15.9% in the prior year.

CFM CORPORATION 2003 ANNUAL REPORT 17

MANAGEMENT'S DISCUSSION AND ANALYSIS

RESTRUCTURING COSTS

As previously announced, the Company initiated a plan to restructure its operations in order to better realize benefits available from a number of acquisitions completed during the last several years. The restructuring will focus on streamlining operating processes and consolidation of facilities which serve the Company's mass merchant customers and improving the Company's manufacturing operations through anticipated product line rationalization and shifting manufacturing of certain product lines to lower wage cost locations. The restructuring will be completed in stages and will involve the closure of certain of the Company's manufacturing locations and the transfer of manufacturing and administrative activities, as well as certain assets, to other CFM facilities. In addition, as part of this restructuring, several of the Company's warehouses in the United States will be closed and distribution centralized into two larger distribution centres to more efficiently serve the Company's mass merchant customers. Management anticipates annualized savings from the restructuring to exceed $15 million and expects to begin to realize these savings in the later half of fiscal 2004. Currently, management expects the restructuring activities to be completed by the end of fiscal 2004.

In connection with this restructuring, CFM anticipates incurring restructuring costs, including the write-off of certain fixed assets and inventory, within the range of $30 million to $35 million. Of these total costs, CFM anticipates non-cash expenses for the impairment in the value of inventory and accelerated amortization of fixed assets to be within the range of $20 million to $25 million, with the balance of the restructuring costs related to employee relocation, termination and severance, termination of certain leases and other contracts and asset relocation. In accordance with Canadian Generally Accepted Accounting Principles ("GAAP"), these restructuring costs will be recognized and expensed in the period the actual cost or liability for the cost is incurred.

As of September 27, 2003, the following restructuring costs had been incurred:
(in millions of dollars)
$
Provision for severance and benefits	0.3
Asset impairment:
Inventory	4.0
Fixed Asset	3.7
8.0

As of September 27, 2003, none of the restructuring charges listed above had been paid.

EBITDA BEFORE RESTRUCTURING COSTS*

Earnings before interest, taxes, amortization and restructuring costs ("EBITDA before restructuring costs") were $86.8 million, up $4.8 million or 6% from the prior year as a result of the significant sales increase and improved gross profit without a commensurate increase in operating expenses. EBITDA margins before restructuring costs were 12.7%, down from 14.2% last year. The decline in EBITDA margins before restructuring costs is primarily attributable to the above-noted decline in gross profit as a percentage of sales. The following is a reconciliation of EBITDA before restructuring costs to net income for the year:
For the 12 months ended	September 27	September 28
(in millions of dollars)	2003	2002
	$	$
Net income for the period	35.9	42.1
Add back (deduct):
Restructuring costs	8.0	-
Amortization	17.3	13.3
Interest income	(0.2)	(0.2)
Interest expense	8.3	7.1
Income taxes	17.5	19.7
EBITDA before restructuring costs	86.8	82.0

* EBITDA before restructuring costs is defined as earnings before the taking of any deductions in respect of interest, taxes, amortization and restructuring costs. EBITDA before restructuring costs is presented before deductions for interest expense and income, tax expense, amortization and restructuring costs as this is a widely accepted measure of a company's normal operating performance. EBITDA before restructuring costs has been determined by taking net income for the period from the Consolidated Statement of Operations and adding to it interest expense and income, amortization

CFM CORPORATION 2003 ANNUAL REPORT 18

and income taxes and restructuring costs which are disclosed as individual line items within the Consolidated Statement of Operations. EBITDA margin before restructuring costs is defined as EBITDA before restructuring costs expressed as a percentage of sales.

EBITDA before restructuring costs, and EBITDA margin before restructuring costs are not recognized measures for financial statement presentation under GAAP. Non-GAAP measures (such as EBITDA before restructuring costs and EBITDA margin before restructuring costs) do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other issuers. Investors are encouraged to consider these financial measures in the context of CFM's GAAP results, as provided in the attached financial statements.

NET INTEREST EXPENSE

Net interest expense of $8.2 million for the year ended September 27, 2003 increased $1.4 million over the prior year. Interest costs increased primarily due to higher rates. Weighted average interest rate on the Company's bank debt was 5.41% for the year, up from 4.44% last year.

NET INCOME

Net income for the year ended September 27, 2003 was $35.9 million, down 15% from $42.1 million in the previous year. The decline is primarily due to the impact of the restructuring costs discussed above. Higher amortization expenses of $4.0 million related to fixed asset additions in fiscal 2002 and 2003 and higher net interest expense, as mentioned above, also contributed to reduced earnings. In addition, strengthening of the Canadian dollar had a negative impact on net income. As mentioned above, the strengthening of the Canadian dollar against the U.S. dollar had an impact on the translation of the Company's U.S. dollar revenues and expenses as well as on the Company's U.S. dollar raw material purchases this year as compared to a year ago. The negative impact of the translation of U.S. dollar denominated earnings to Canadian dollars was partially offset by lower manufacturing costs realized through foreign exchange gains on U.S. dollar raw material purchases within the Company's Canadian manufacturing operations. Management believes that the overall net effect of the strengthening Canadian dollar during the fiscal year ended September 27, 2003 has been a reduction in net income in the range of $3.5 million to $4.5 million when compared to the prior year.

EARNINGS PER SHARE

Earnings per share ("EPS") for fiscal 2003 were $0.89 compared to $1.06 earned in the previous year. The restructuring charges discussed above accounted for $0.12 of the overall decline in EPS. Earnings per share before restructuring costs* were $1.01, a $0.05 or 5% decrease from $1.06 earned in the prior year. The strengthening of the Canadian dollar against the U.S. dollar had a negative impact on EPS for the year. Management believes earnings per share before restructuring costs would have been approximately $1.11 but for the impact of the strengthening Canadian dollar. In addition, the increase in the weighted average number of shares (see below) contributed to a further $0.01 reduction in EPS. The following is a reconciliation of earnings per share before restructuring costs to earnings per share for the year:
For the 12 months ended		September 27		September 28
(in millions of dollars, except earnings per share amounts)		2003		2002
	Earnings	EPS	Earnings	EPS
Net income	35.9	$0.89	42.1	$1.06
Restructuring costs	8.0	$0.20	-	$-
Income tax related to restructuring costs	(3.2)	$(0.08)	-	$-
Earnings before restructuring costs	40.7	$1.01	42.1	$1.06

The weighted average number of shares outstanding increased to 40,215,000 from 39,836,000 in fiscal 2002 primarily as a result of shares issued in connection with the making of the first contingent payment due in connection with the acquisition of Greenway (126,494 shares), and as a result of shares issued on the exercise of stock options in the year (358,840 shares) plus the full year effect of the 2,526,314 shares issued in connection with the 2002 purchase of Keanall, partially offset by the repurchase of 685,600 shares in the year under the Company's Normal Course Issuer Bid.

Diluted EPS was $0.88, a $0.15 or 15% decrease from $1.03 last year as a result of lower overall earnings per share. The restructuring charge accounted for $0.12 of the overall decline in diluted EPS.

* Earnings per share before restructuring costs have been determined by taking net income for the applicable period, adding to it the restructuring costs, deducting provision for income taxes applicable to the restructuring charge to arrive at net income before restructuring costs for the applicable period and dividing net income before restructuring costs by the average number of shares outstanding during such period. Earnings per share before restructuring costs is presented as a measure of the normal operating performance of the Company. Earnings per share before restructuring costs is not a recognized measure for financial statement presentation under GAAP. Non-GAAP measures (such as earnings per share before restructuring costs) do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other issuers. Investors are encouraged to consider these financial measures in the context of CFM's GAAP results, as provided in the attached financial statements.

CFM CORPORATION 2003 ANNUAL REPORT 19

MANAGEMENT'S DISCUSSION AND ANALYSIS

QUARTERLY FINANCIAL RESULTS

(in millions of dollars, except earnings per share amounts)
		Q1			Q2			Q3			Q4		Full Year
	2003		2002	2003		2002	2003		2002	2003		2002	2003	2002
	$		$	$		$	$		$	$		$	$	$
Sales	179.9		127.7	148.4		113.1	171.8		152.4	185.6		183.0	685.7	576.2
Net income	16.5		13.9	4.4		6.3	10.1		7.3	4.9		14.6	35.9	42.1
EBITDA*	31.3		25.4	11.8		13.2	21.4		15.8	22.3		27.6	86.8	82.0
Per share
Earnings	$0.41		$0.37	$0.11		$0.15	$0.25		$0.18	$0.12		$0.36	$0.89	$1.06
Earnings before restructuring costs*	$0.41		$0.37	$0.11		$0.15	$0.25		$0.18	$0.24		$0.36	$1.01	$1.06
Diluted earnings	$0.39		$0.36	$0.11		$0.15	$0.25		$0.18	$0.12		$0.35	$0.88	$1.03

* see previous note regarding EBITDA and earnings per share before restructuring costs

CASH FLOW

In fiscal 2003, CFM generated $66.4 million in cash flow from operations, consumed $17.3 million cash in investing activities and consumed another $41.4 million in financing activities. In addition, the effect of exchange rate fluctuations and foreign currency translation on cash and cash equivalents resulted in a further $1.3 million use of cash. The net effect of the above resulted in a net increase in cash during the year of $6.4 million.

The $66.4 million in cash flow from operations generated by CFM in the year ended September 27, 2003, compares to $50.2 million generated in the year ended September 28, 2002, an increase of $16.2 million or 32%. This significant increase is primarily due to a $20.3 million lower incremental investment in working capital as compared to the prior year; however, net income, after adding back items not involving cash (including the above described non-cash restructuring costs), decreased by $4.1 million from the prior year, which partially offset the favourable change in working capital investment between years.

Despite the growth in sales in fiscal 2003 and incremental working capital required for the newly acquired Greenway and Century Heating operations (see below), working capital decreased by $8.1 million at September 27, 2003 when compared to September 28, 2002. This was due mainly to the loss of placement of certain hearth products at a major customer for the fall/winter 2003 hearth season as discussed above, which resulted in lower account receivables and inventory as at September 27, 2003 compared to September 28, 2002. As well, the Company's initial inventory investment related to its newly introduced mass merchant grill offering in fiscal 2002 required significantly less new investment in fiscal 2003.

Cash flows from investing activities were $17.3 million for the year ended September 27, 2003, relating principally to capital expenditures of $12.3 million, the payment of the cash portion of the first contingent payment due in relation to the Greenway acquisition in the amount of $1.8 million and $2.2 million paid to acquire certain assets of Century Heating Products, a manufacturer of plate steel wood stoves located in Orillia, Ontario.

Financing activities consumed $41.4 million in net cash. During the year, CFM completed the issuance of US$125 million of ten-year senior unsecured notes through a private placement (see discussion under "Financial Position, Liquidity and Capital Resources"). The first US$60 million (CD$82.1 million) of proceeds from this private placement was received on September 12, 2003 and the remaining US$65 million was received subsequent to year-end on November 21, 2003. The proceeds were principally used to repay CFM's existing term bank debt and for general corporate purposes. Additional repayments of existing bank debt were also made which brought total payments of bank debt to $100.9 million. As well, scheduled repayments of $15.0 million were made on the outstanding note payable issued in connection with the acquisition of Keanall in fiscal 2002. As at September 27, 2003, four remaining payments totalling $5.0 million were outstanding in relation to this note. In addition, with the objective of maximizing return on capital employed, CFM purchased and cancelled 685,600 of its outstanding shares at an average price of $11.78 per share during the year ended September 27, 2003 for a total cash cost of $8.1 million. The issuance of 360,000 shares to employees and directors exercising options previously granted to purchase CFM shares generated $2.8 million in cash flow.

CFM CORPORATION 2003 ANNUAL REPORT 20

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

The seasonal nature of the hearth and heating market and the barbeque market impacts the Company's cash flow and investment in working capital. In both categories, pre-season inventories are built in order to meet the seasonal demands of the Company's customers, which are then converted to accounts receivable as those inventories are sold through the season and ultimately to cash as the accounts receivable are collected. To support the growth of its barbeque products, the Company has and will continue to be required to make additional investments in working capital; however, as the barbeque selling season is counter-seasonal to the Company's traditional hearth business, this additional investment in barbeque-related working capital generally occurs as investment in hearth-related working capital is falling to its lowest point in the cycle. Water products tend to be a less seasonal product category than hearth and barbeque products; however, retailers generally advertise and promote water products to the consumer for the summer and pre-Christmas periods. As a consequence, inventories of water products are built in advance of those periods to meet the anticipated demand.

As CFM's fiscal year end falls in the middle of the hearth season and at the early part of the pre-Christmas water products selling season, working capital at year-end is typically at a high point in the cycle. Consolidated net working capital* at September 27, 2003 was $167.9 million, which compares to $197.9 million at the end of fiscal 2002. The 17% appreciation in the Canadian dollar against the US dollar as at September 27, 2003 when compared to a year ago resulted in an approximate $23.0 million reduction in net working capital when compared to levels at September 28, 2002; however, before the impact of foreign exchange rate fluctuations, consolidated net working capital decreased by $7.0 million when compared to a year ago. As noted previously, this decrease occurred despite continued growth in CFM's business, due primarily to the loss of placement of certain hearth products at a major customer as well as a lower incremental investment in barbeque inventory in 2003.

As part of its capital management, the Company reviews certain working capital metrics. For example, the Company evaluates its accounts receivable and inventory levels through the computation of days' sales outstanding and inventory turnover. After improving significantly in fiscal 2002 over 2001, the number of days' sales outstanding in accounts receivable as at September 27, 2003 remained consistent at approximately 68 days. Despite the incremental inventories from the acquisition of Century Heating and as required to support the rapid growth in CFM's barbeque and water products businesses, inventory turns improved slightly from 3.7 at September 28, 2002 to almost 4.0 at September 27, 2003.

Management expects investment in working capital to decrease in the first quarter of fiscal 2004 as the seasonally high levels of inventories of hearth and heating products and water products are sold through their respective channels and accounts receivable from those sales are collected. Working capital is expected to increase again towards the end of the first quarter and into the second quarter of fiscal 2004 as barbeque inventories are built in anticipation of the upcoming barbeque season.

Net bank debt** at September 27, 2003 was $152.6 million, down $29.0 million from September 28, 2002, due primarily to lower working capital requirements. CFM was capitalized*** as at September 27, 2003 with net bank debt to total capitalization of 32%.

In the fourth quarter of fiscal 2003, CFM completed the sale of US$125 million of senior unsecured notes through a private placement. With long-term interest rates in fiscal 2003 reaching their lowest levels in 45 years, management took advantage of the lower rates to secure long-term cost effective debt financing. The notes were issued in two series with funding on the first series of US$60 million occurring on September 12, 2003 and funding on the second series of US$65 million occurring on November 21, 2003. The proceeds from the sale of these notes were used principally to repay debt under CFM's existing bank credit facilities and for general corporate purposes. The notes have a fixed coupon rate of 6.1% and ten-year maturities with principal due at maturity. In order to hedge against exposure to interest rate increases prior to the coupon rate on the notes being set, the Company entered into a series of interest rate swap contracts. These contracts were settled on August 20, 2003 resulting in the prepayment of interest of approximately $2.0 million. In accordance with GAAP, this prepayment was deferred and will be amortized to interest expense over the ten-year term of the notes.

* Net working capital is defined as accounts receivable, inventory and prepaid expenses less accounts payable and accrued liabilities and tax payable net of any taxes recoverable. Net working capital is presented because it is a widely accepted measure of the extent to which a company has net current assets available to support its operations.

** Net bank debt is defined as bank debt (current and long-term), plus bank indebtedness plus senior unsecured notes payable less cash. This measure is widely accepted by the financial markets as a measure of credit availability.

*** Capitalization is defined as net bank debt plus shareholders' equity. Capitalization is presented as a measure of the Company's total financing structure.

Net bank debt, capitalization and net working capital are not recognized measures for financial statement presentation under Canadian GAAP. Non-GAAP measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other issuers. Investors are encouraged to consider these financial measures in the context of CFM's GAAP results, as provided in the attached statements.

CFM CORPORATION 2003 ANNUAL REPORT 21

MANAGEMENT'S DISCUSSION AND ANALYSIS

The unused and available credit under CFM's existing bank credit facilities stood at $106.5 million at September 27, 2003. In conjunction with the issue of the long-term notes referred to above, CFM and its banking syndicate have amended and extended its existing bank credit facilities. Effective November 25, 2003, these credit facilities were amended to provide up to $190 million in revolving term debt for a period which extends to November 25, 2006. The terms under this amended credit facility are largely the same as those under the Company's previous credit facility agreement with the exception of a 25 basis point increase in interest rates under the amended agreement. Approximately $20 million in debt was outstanding under the amended credit facility put in place on November 25, 2003.

CFM will continue to have cash requirements to support its seasonal working capital needs and capital expenditures, as well as to pay interest under its bank credit facility, service its debt and fund share purchases under its Normal Course Issuer Bid. In addition, the restructuring recently initiated by the Company, as discussed above, will place additional demand on the Company's capital resources in fiscal 2004; however, most of the costs anticipated as part of this restructuring relate to the writedown of inventory and fixed assets to reflect the impairment in the value of inventory and accelerated amortization of fixed assets and do not involve cash. In order to meet its cash requirements in fiscal 2004, CFM intends to use internally generated funds as well as the proceeds from the offering of the unsecured notes and its amended credit facilities, as required. Management believes that cash flow from operations, the proceeds from the sale of the unsecured notes and capacity under the amended credit facilities will be sufficient to meet CFM's cash requirements over the remainder of fiscal 2004.

CFM was in compliance with all covenants under its existing bank credit facility and unsecured notes as at September 27, 2003. While the restructuring is anticipated to reduce earnings and, as a result, impact cash flows and borrowing levels in fiscal 2004, management is confident the Company will remain in compliance with its debt covenants throughout 2004 and have access to sufficient levels of financing to operate and grow the Company's business.

TRENDS, RISKS AND UNCERTAINTIES

CFM is subject to a number of the usual risks associated with operating in a durable consumer products industry. These risks include:

General economic conditions, consumer confidence and level of housing starts

Demand for the Company's products is affected by general economic conditions influencing the level of consumer confidence and the level of housing starts. Reduced new home construction activity, as a result of high interest rates or other economic factors, can lead to a reduction in sales by the Company in the hearth and heating market segment. In addition, reduced consumer spending on home improvement items, as a result of interest rate factors or other economic developments, can lead to a reduction in sales by the Company at the retail and mass merchant levels. The Company has taken steps to reduce these risks by diversifying its product portfolio. The Company's barbeque parts and accessories products are less affected by the general state of the economy since, in management's opinion, in a strong economy consumers will tend to purchase new barbeques and barbeque accessories and in a weak economy consumers will tend to purchase barbeque replacement parts, given the relative lower costs of these expenditures. Similarly, demand for the Company's water purification, filtration and dispensing appliances is less sensitive to general economic conditions, given increasing consumer concerns regarding water quality; however, Greenway's other water products, such as portable icemakers and air treatment appliances, involve a greater level of discretion on the part of consumers and, therefore, sales of these products can be influenced by reduced consumer spending levels. With the expansion into barbeque, barbeque replacement parts and accessories and water purification, filtration and dispensing appliances, management believes the Company is positioned to be successful in a variety of economic conditions, although there can be no assurances that reductions in earnings as a result of reduced sales in specific product categories will be fully offset as a result of increased sales in other product categories.

Demographics

Management believes that demographic trends, such as the tendency of aging, affluent baby-boomers to spend more leisure time in larger, better-appointed homes, patios and gardens will contribute to the Company's growth. Management believes that these consumers will be drawn to gas and electric hearth products for their elegance, performance and convenience. Management also anticipates that demand for the Company's increasingly diverse line of other home products, such as the Company's barbeque products, indoor and outdoor space heaters and garden accessories, is poised for growth due to the same demographic trend.

Ability to develop new products

The Company's market position is primarily the result of its ability to effectively anticipate consumer habits and expectations and develop new or modified products in a timely fashion to satisfy these expectations. New product introductions represent a significant portion of gas hearth and barbeque product sales in any given year and management believes that new product introductions will continue to sustain the Company's market share and revenue growth

CFM CORPORATION 2003 ANNUAL REPORT 22

in these parts of its business. While the Company continues to invest significant resources in new product development, should the Company's ability to successfully develop and introduce new products in relation to its competitors be constrained in the future, its results of operations and financial condition could be negatively affected.

Patent protection

The Company continually develops and improves its products and technological processes and management believes that this will enable it to maintain its competitive position. In light of the continuous nature of these developments, the Company does not, except perhaps in the case of substantial improvements, intend to apply for patents covering most of these processes. Consequently, no assurance can be given that others will not independently develop substantially similar technology or that the Company can meaningfully protect such unpatented trade secrets. In addition, even though the Company's current strategy is not focused on patent protection, there can be no assurance that any of the Company's issued patents will be held valid and enforceable, if challenged, or that a competitor will not be able to circumvent an issued patent by the adoption of a competitive, though non-infringing, product or process. Also, no assurance can be given that others do not have or will not obtain patents that the Company would need to license, or that if such a licence is required it would be available on reasonable terms, or that if a licence is not obtained, that the Company will be able to circumvent, through a reasonable investment of time and expense, such outside patents. From time to time the Company has been involved in patent-related litigation that has resulted in the incurring by the Company of significant legal costs. While the Company considers such litigation to be outside the ordinary course of its business, there can be no guarantee that similar claims will not be advanced against it in the future.

Weather and related customer buying patterns and manufacturing issues

Management believes that there have been trends towards more moderate autumn and winter temperatures throughout many parts of North America in recent years. Record warm temperatures throughout these areas in the falls of both 2001 and 2002 had a negative impact on the Company's sales growth as the weather resulted in lower demand for hearth and heating products in the Company's retail hearth and distribution channels. While the Company believes that opportunities for growth in the hearth products and space heating markets remain, recent trends towards more moderate fall and early winter temperatures throughout much of North America create risks of reduced demand for the Company's products. Similarly, for barbeque products, the weather can have an impact on the sales of these products. Barbeque sales are adversely affected by cold and/or wet spring weather as most sales to the Company's customers are made between January and June.

Weather may also extend or delay consumer purchases of certain products. For example, the cold winter temperatures that finally arose in December 2002 and January 2003 extended the hearth and heating season but delayed the commencement of the barbeque season. The Company is able to manage this risk by offering products in both the hearth and heating products category and the barbeque and outdoor products category.

Certain of the Company's customers, particularly mass merchant retailers and distributors, do not generally commit to purchase specific product quantities at the commencement of their selling season and, instead, typically provide the Company with a non-binding forecast, subsequently issuing purchase orders for their specific requirements on a weekly basis, in most cases. Most of these retailers start their selling season, whether it be fall or spring, with an initial order designed to stock their stores and provide inventory for initial consumer demand. If there is an abnormally warm fall or a wet, cold spring, this initial inventory may be sufficient to fulfill consumer demand at the retail level for a longer period of time, potentially reducing re-order activity from these customers and, consequently, reducing the Company's sales to these customers for the season. Conversely, cold fall months and an early warm, dry spring will have the potential to increase customer re-order activity and, thus, increase the Company's sales.

The prospect of unseasonal weather affects the Company's manufacturing operations in that it limits the Company's ability to level load its manufacturing facilities. Since unusual weather conditions are difficult to predict, certain of the Company's facilities may need to pre-build more products than planned in order to allow the Company to react to peak seasonal demands. The cornerstone of the Company's ability to adjust its manufacturing operations to consumer demands in the face of unseasonal weather patterns is the ability of the Company to communicate with its customers in relation to emerging patterns of demand for products during the fall or spring selling seasons. Although the Company's manufacturing capacity is flexible, and although the Company invests considerable resources in customer communication (both human resources as well as communication tools and software), in periods where seasonal consumer demands vary significantly from traditional patterns, either due to unseasonal weather or otherwise, there is a risk of the Company's manufacturing operations being misaligned with demand at the retail level, resulting in conditions of under-supply, where the Company risks the loss of key customers due to its inability to meet their requirements, or over-supply, where the Company is forced to carry abnormally high inventories. The Company's manufacturing facilities are designed to complement each other and thus the Company is generally able to transfer production capacity in relation to most product categories amongst facilities during peak periods.

CFM CORPORATION 2003 ANNUAL REPORT 23

MANAGEMENT'S DISCUSSION AND ANALYSIS

Industry capacity

There is currently over capacity in the North American hearth products industry and such over capacity could lead to increased price competition among large industry participants, which price competition could negatively impact the Company's gross margins. Management believes that there is an increasing number of lower priced hearth, heating and barbeque products being imported from Asia and other developing countries which is resulting in increased price competition in these product categories. The Company is managing this risk by manufacturing hearth products in Mexico and developing relationships with several Asian manufacturers, which will allow the Company to offer lower priced products. The North American water industry, due to its fragmented nature and the growth of imported products, has an abundance of capacity in all segments of dispensing, filtration and purification products. This over-capacity could lead to price competition in one or all segments resulting in lower gross margins for the Company. Given the focus on research and development, and the resulting proprietary technology in the purification segment, management believes that this segment is the least vulnerable to price competition.

Product liability

The sale and use of some of the Company's products create a risk of product liabilities. Although the Company currently maintains product liability insurance which it believes to be adequate for its present operations, and although product liability claims have not historically had a material effect on the Company's business or financial condition, there can be no guarantee that the Company will not become subject to significant claims or product recalls in the future resulting in increased claim or insurance costs. The Company has continued to expand and develop its portfolio of products and its market share in vent-free hearth and space heating products. The nature of these products increases the risk of misuse by consumers and, while the Company engages in appropriate procedures to reduce, and minimize the impact of, product liability claims, the Company has experienced a higher proportion of claims in relation to vent-free products when compared to other product categories.

Availability of gas and gas prices

A substantial portion of the Company's revenues are derived from sales of gas, propane and kerosene fuelled products and related accessories. Major changes in the prices and availability of natural gas, propane or kerosene may affect the demand for the Company's products which require these fuels.

Mass merchant consolidation

An increasing portion of the Company's revenues are generated from mass merchant customers. There is a trend toward increased concentration in the mass merchant channel through continued retailer consolidation. For the year ended September 27, 2003, three customers represented 41% of total sales. In the future, as the Company's sales to this type of customer grow, the risk increases that the loss of revenue from one or more of these customers, whether as a result of changes in purchasing patterns on the part of these customers or a loss of one or more such customers, could adversely affect the Company's operating results. The large mass merchant customers are generally susceptible to consumer spending cycles as they are impacted by general economic conditions and a reduction in mass merchant buying practices as a result of general economic conditions and could adversely impact the Company's sales in this channel. The Company's operating results in the year ended September 27, 2003 were negatively affected by a loss of hearth product placement at one of these mass merchant customers. The substantial purchasing power exercised by these large customers may adversely affect the prices at which the Company can successfully offer its products and, consequently, its overall revenues. In addition, there is an increasing trend among large mass merchant accounts to use the leverage provided by their large buying volumes to obtain more favourable product return programs from suppliers. This increases the risk that the Company will be subject to higher levels of product returns in these distribution channels, which could affect the Company's gross margins. It is not the Company's policy or practice to accept significant returns of excess or overstocked inventory from customers; however, a certain level of product returns is inevitable in the normal course of doing business with large mass merchant customers. The Company actively engages in a process of monitoring the level of store inventories carried by its mass merchant customers during their selling seasons in order to enable it to better manage the order fulfillment process with its customers as a means of reducing potential returns. In spite of the risks that are inherent in its significant presence in the mass merchant channel, the Company believes that the broad geographic coverage, high consumer traffic and large sales volume generated by these customers provide significant opportunities for the Company to increase its sales.

Credit and collections

While the Company believes that it maintains appropriate credit controls and policies, given the large sales volumes generated by its customers, in light of the increasing trend towards consolidation in the mass merchant channel, and also in other retail channels, the Company could become exposed to an increased risk of uncollectible accounts that could have a material adverse effect on its financial results. The Company has in the past had to write off as uncollectible certain mass merchant receivables in connection with the bankruptcy of such mass merchants, although these amounts have not historically been material.

CFM CORPORATION 2003 ANNUAL REPORT 24

Supply and cost of raw materials, purchased parts and labour

The Company relies on a stable and consistent supply of materials and finished goods in carrying out its operations. The Company secures its supply of steel, aluminum, glass, gas valves and various other components from various suppliers on an ongoing basis at negotiated prices. In addition, sales of the Company's space heating products, water appliances and various barbeque products depend on a consistent supply of finished goods from manufacturers in Asia, specifically in South Korea, Taiwan and China, who produce these products. The availability and pricing of these goods are negotiated by the Company on an annual basis. Although the Company does not currently foresee difficulties in obtaining these items, an interruption in the availability of these raw materials or finished goods, whether it be due to geopolitical factors in certain parts of the world, other factors not within the control of the Company or otherwise, or significant increases in the prices paid by the Company for them, could have a material effect on the Company's business.

Although the Company's growth has enabled it to obtain lower component costs through negotiated pricing for consolidated volumes, the pricing of certain commodities, such as steel, are still largely driven by overall market conditions, and increases in the cost of these components can increase the Company's manufacturing costs.

Although the Company believes its employee relations to be good, certain of the Company's employees are unionized. Any labour disputes, particularly those resulting in a strike, could have a material adverse effect on the Company's operations and financial results.

Costs of certain employee benefits

A significant number of the Company's employees are resident in the United States. In order to attract and retain employees in the United States, the Company must offer employment benefits that are appropriate and competitive in the labour markets where its facilities are located. The costs of providing these benefits to U.S. employees, particularly medical benefits, represent a significant expense to the Company over which the Company has limited control and is an expense that has been increasing in recent years. Management of the Company believes that the cost of these benefits will continue to increase as its workforce in the United States ages and such cost increases could have a material effect on the Company's results of operations.

The inability to increase selling prices as costs increase

The Company's ability to increase the prices of its products is constrained by a number of factors. A significant portion of the Company's sales are to distributors who service new home builders and these customers must provide quotations to new home builders in respect of construction projects that will not commence for 12 to 15 months in the future. Accordingly, the Company's pricing to this type of customer is not generally variable to allow for short-term material cost increases, given the extensive lead times that form the basis for these customers' businesses. In addition, mass merchant customers do not generally accept price increases in respect of products forming part of their current programs. This inability to increase prices will become more pronounced as the Company's sales to mass merchant customers increase. The Company's commitment to product development helps it to mitigate this risk by allowing it to continually introduce new products with added features and values that can command higher pricing from these customers.

Competition

In the North American hearth products market, the Company competes with numerous other manufacturers on both a national and regional basis. Many of these competitors are well-established and focused on particular product category strengths. Other manufacturers have a strong regional presence and are emerging as competitors on a national level. Given the broad range of distribution channels through which a number of the Company's products are marketed, the competitive conditions facing the Company in the hearth products market become more pronounced as a larger number of manufacturers have a broader range of options for bringing their products to market.

The barbeque market is very competitive, particularly in relation to products offered at the lower price points. While the Company believes that its broad product portfolio and its ability to offer high-value, innovative designs represent competitive advantages, continued competition from off-shore products could erode some of the Company's sales to its larger customers. The Company is managing this risk by developing relationships with Asian manufacturers which management believes will allow the Company to offer lower priced products manufactured in Asia to customers in its distribution channels.

CFM CORPORATION 2003 ANNUAL REPORT 25

MANAGEMENT'S DISCUSSION AND ANALYSIS

Foreign currency fluctuations

As the Company continues to expand the scope of its activities in foreign markets, it becomes exposed to a greater degree of foreign exchange risk. The Company has exposure to exchange rate changes as a result of its net investment in foreign subsidiaries. Any weakening in the value of the U.S. dollar or British pound against the Canadian dollar would result in lower revenue and earnings for the Company when stated in Canadian dollars. The strengthening of the Canadian dollar relative to the U.S. dollar during the year ended September 27, 2003, when compared to the prior year, had a negative impact on the Company's operating results.

The Company also imports certain products from South Korea, Taiwan and China. While purchases from Korea are denominated in U.S. dollars, the Company is subject to adjustments in product pricing, either favourable or unfavourable, depending on the relationship of the Korean won to the U.S. dollar. While the Company is not subject to specific price adjustments in connection with its purchases from China and Taiwan, exchange rate fluctuations which are unfavourable to the applicable suppliers could have an effect on product pricing available in connection with the Company's annual negotiations with these suppliers. Accordingly, significant strengthening of the Korean, Taiwanese and Chinese currencies against the U.S. dollar could result in lower earnings for the Company.

The Company's Canadian operations utilize raw materials purchased in U.S. dollars. A substantial portion of the foreign exchange exposure on these purchases is offset by a corresponding revenue stream obtained from sales of products manufactured in Canada and sold in the United States in U.S. dollars. The Company continues to monitor foreign exchange rates and their impact on its balance sheet and structures borrowings that are efficient on an economic and tax basis.

Government regulation

The gas fireplace, barbeque and water products markets are affected by government regulation and standards and these regulations are constantly changing. There can be no assurance that the Company's prospects would not be adversely affected in the event of additional regulation in the gas and water industries generally, or in the event of specific regulation of the gas, wood or electric fireplace, barbeque, space heating or water product markets. Potential environmental regulation aimed at curtailing particulate emissions from wood burning fireplaces and stoves, and any other fuel burning products, such as gas fireplaces, stoves, space heaters and barbeques, may have a negative impact on the Company's sales of these products.

O U T L O O K

Despite some challenges in fiscal 2003, management believes the fundamentals of the Company's business remain strong. While the appreciation in the Canadian dollar relative to the U.S. dollar, the unusually high level of end-of-season customer returns and the loss of certain significant placement of hearth products with one major customer all had a negative impact on the Company's results, there were several positive developments which management believes will help position the Company for sales and earnings growth in the future.

Firstly, the Company has continued to experience growth in all of its major product categories, especially in barbeque products and water products, through expanded product offerings and increased placement of product with new and existing customers. With its strong product portfolio and its well-established relationships with a broad variety of customers, management believes that the Company is favourably positioned for long-term sales growth in all significant product categories.

Secondly, the acquisition in October, 2003 of the assets of Temco Fireplace Products, including a strong manufacturing operation in Mexico, has not only provided the Company with profitable incremental hearth products sales volume, but has also provided the opportunity for the Company to move the manufacture of high-volume, high labour content products to Mexico and significantly reduce the cost of manufacturing these products.

Thirdly, the recently announced restructuring to streamline operating processes, consolidate facilities and distribution, and rationalize and shift certain product lines to lower-wage cost locations will result in significant future cost savings which will allow the Company to be more profitable, more competitive and in a better position to pursue sustained, profitable growth into the future.

As discussed earlier in this MD&A, management expects these restructuring initiatives to be completed by the end of fiscal 2004, with the full savings from these initiatives, which management believes will exceed $15 million annually, being realized in fiscal 2005. The total restructuring costs are estimated to be between $30 million and $35 million and the majority of those costs will be incurred in fiscal 2004.

Management believes that fiscal 2004 will be a year of transition for the Company as it undertakes these restructuring initiatives. While operating results for fiscal 2004 are expected to be negatively impacted by the costs to realign and restructure these portions of the Company's business, management believes the completion of these initiatives will place the Company on a stronger foundation from which to achieve its future growth objectives.

CFM CORPORATION 2003 ANNUAL REPORT 26

CHANGE IN REPORTING CURRENCY

As discussed above, fluctuations in the foreign exchange rate between the Canadian and U.S. dollar and the effect on the Company's consolidated operating results from the translation of revenues and expenses from the Company's U.S. subsidiaries has had a significant effect on the Company's reported results for 2003 when compared to the previous year. With a significant portion of the Company's operations in the United States, reporting in Canadian dollars will result in variability in the Company's reported results caused by fluctuations in the value of the Canadian dollar relative to the U.S. dollar. Management believes that this foreign exchange impact causes the Company's Canadian dollar results to not be reflective of the Company's true operating performance. In addition, as a result of the completion of the private placement of senior unsecured notes during fiscal 2003, the Company has an increasing U.S. investor base. As a result, the Company feels that reporting in U.S. dollars would provide investors and other users of its financial statements with more relevant and meaningful information on the Company's performance and financial position. As a consequence, effective for fiscal year 2004, CFM will change its financial reporting currency from the Canadian dollar to the U.S. dollar. In accordance with GAAP rules governing a change in reporting currency, all prior year comparative information is translated into U.S. dollars using the current rate method whereby all revenues and expenses having a functional currency other than the U.S. dollar are translated at the average exchange rate that existed during the period and all assets and liabilities are translated at the period-end exchange rate. The change in reporting currency will be effective beginning with the reporting of the Company's results for the first quarter of fiscal 2004 and, in accordance with GAAP, all prior year comparative financial information will also be restated and translated into U.S. dollars. A summary of key financial highlights for fiscal 2003 and 2002 reported in U.S. dollars is as follows:
	September 27	September 28
(in millions of US dollars)	2003	2002
	$	$
Total assets	462.1	421.5

Total liabilities	217.3	203.8
Total shareholders' equity	244.8	217.7
	462.1	421.5

OPERATING HIGHLIGHTS

Year ended	September 27	September 28
(in millions of US dollars, except earnings per share)	2003	2002
	$	$
Sales	470.4	366.8

Gross margin	128.2	110.5
EBITDA before restructuring costs*	59.2	52.1
Net income	24.2	26.7
EPS	$0.60	$0.67
EPS before restructuring costs**	$0.69	$0.67
Diluted EPS	$0.59	$0.65

* refer to the definition on page 18
** refer to the definition on page 19

CFM CORPORATION 2003 ANNUAL REPORT 27

MANAGEMENT'S RESPONSIBILITY

The accompanying consolidated financial statements of CFM Corporation have been prepared by management in accordance with generally accepted accounting principles consistently applied. The significant accounting policies, which management believes are appropriate for the Company, are described in note 2 to the consolidated financial statements. The financial information contained elsewhere in this Annual Report is consistent with that in the consolidated financial statements.

Management is responsible for the integrity and objectivity of the consolidated financial statements. Estimates are necessary in the preparation of these statements and, based on careful judgements, have been properly reflected. The Company's accounting procedures and related systems of internal control are designed to provide reasonable assurance that its assets are safeguarded and its financial records are reliable.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control. The Audit Committee of the Board is responsible for reviewing the annual consolidated financial statements and reporting to the Board, making recommendations with respect to the appointment and remuneration of the Company's Auditors and reviewing the scope of the audit. Management recognizes its responsibility for conducting the Company's affairs in compliance with established financial standards and applicable laws and maintaining proper standards of conduct for its activities.
SINCERELY,	COLIN ADAMSON	J. DAVID WOOD
	CHAIRMAN AND	VICE PRESIDENT AND
	CHIEF EXECUTIVE OFFICER	CHIEF FINANCIAL OFFICER

COLIN ADAMSON
J. DAVID WOOD

AUDITORS' REPORT

We have audited the consolidated statements of financial position of CFM CORPORATION as at September 27, 2003 and September 28, 2002 and the consolidated statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 27, 2003 and September 28, 2002 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.
TORONTO, CANADA,
NOVEMBER 7, 2003	CHARTERED ACCOUNTANTS

ERNST & YOUNG LLP

CFM CORPORATION 2003 ANNUAL REPORT 28

CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
(in thousands of dollars, except earnings per share)

For the year ended	September 27	September 28
	2003	2002
	$	$
Sales	685,663	576,232

Cost of sales	498,017	402,534
Gross profit	187,646	173,698

Expenses

Selling and administrative, research and development (note 6)	100,892	91,734
Amortization	17,253	13,319
Interest income	(188)	(282)
Interest expense	8,382	7,127
Restructuring costs (note 13)	7,986	—
	134,325	111,898
Income before income taxes	53,321	61,800
Income taxes (note 11)	17,464	19,719

Net income for the year	35,857	42,081
Retained earnings, beginning of year	156,501	119,942
Options repurchased (2002 - net of taxes of $1,584) (note 10)	—	(2,598)
Premium on repurchased common shares (note 10)	(5,363)	(1,076)
Goodwill impairment on transition (2002 - net of taxes of $166) (note 7)	—	(1,848)
Retained earnings, end of year	186,995	156,501

Earnings per share (note 15)	$0.89	$1.06
Diluted earnings per share (note 15)	$0.88	$1.03

See accompanying notes

CFM CORPORATION 2003 ANNUAL REPORT 29

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands of dollars)

As at	September 27	September 28
	2003	2002
	$	$
ASSETS
Current
Cash and cash equivalents	18,110	11,720
Accounts receivable (note 3)	144,111	156,064
Inventory (note 4)	107,694	118,232
Prepaid and other expenses	2,632	4,123
Future income taxes (note 11)	17,665	9,588
Total current assets	290,212	299,727
Capital assets, net (note 5)	101,776	116,376
Other assets (notes 6 & 12c)	7,184	6,780
Goodwill (note 7a)	217,665	232,716
Intangible assets (note 7b)	7,305	8,298
Future income taxes (note 11)	1,013	888
	625,155	664,785

LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Bank indebtedness	14,271	19,279
Accounts payable and accrued liabilities	83,416	79,152
Current portion of long-term debt (note 9)	11,091	16,338
Current portion of note payable (notes 8c & 8d)	6,689	14,722
Income taxes payable	3,095	1,370
Future income taxes (note 11)	1,978	205
Total current liabilities	120,540	131,066
Long-term debt (note 9)	145,334	157,695
Note payable (notes 8c & 8d)	2,842	4,978
Future income taxes (note 11)	25,233	27,662
Total liabilities	293,949	321,401
Minority interest	40	8
Contingencies and commitments (note 14)
Shareholders' equity
Share capital (note 10)	163,586	161,498
Retained earnings	186,995	156,501
Cumulative translation adjustment (note 16)	(19,415)	25,377
Total shareholders' equity	331,166	343,376
	625,155	664,785

See accompanying notes

On behalf of the Board:
	D I R E C T O R	D I R E C T O R

	WILLIAM CULLEN	CARLO DE PELLEGRIN

CFM CORPORATION 2003 ANNUAL REPORT 30

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

For the year ended	September 27	September 28
	2003	2002
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the year	35,857	42,081
Add (deduct) items not involving cash
Amortization	17,253	13,319
Future income taxes	(2,967)	6,432
Non-cash interest on Keanall note payable (note 8d)	284	357
Loss on disposal of capital assets	85	144
Restructuring costs	7,690	—
Minority interest	32	(11)
	58,234	62,322
Changes in non-cash working capital (note 17)	8,141	(12,141)
Cash flows provided by operating activities	66,375	50,181

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions (note 8)	(4,404)	(29,421)
Purchase of capital assets	(12,307)	(20,854)
Development costs	(655)	(584)
Proceeds on disposal of capital assets	46	64
Cash flows used in investing activities	(17,320)	(50,795)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from senior notes	82,061	—
Repayment of non-revolving term facilities	(26,811)	(11,280)
Revolving term facility, net	(69,876)	31,645
Bank indebtedness, net	(4,193)	3,445
Repayment of note payable (note 8)	(15,000)	(10,000)
Repurchase of common shares (note 10)	(8,090)	(1,705)
Deferred financing costs (note 6)	(2,411)	—
Options repurchased (note 10)	—	(4,182)
Issuance of common shares (note 10)	2,951	114
Cash flows provided by (used in) financing activities	(41,369)	8,037
Effect of foreign currency translation on cash and cash equivalents	(1,296)	31
Net increase in cash and cash equivalents during the year	6,390	7,454
Cash and cash equivalents, beginning of year	11,720	4,266
Cash and cash equivalents, end of year	18,110	11,720
Supplementary cash flow information
Cash taxes paid	18,367	1,068
Cash interest paid	6,838	6,424

See accompanying notes

CFM CORPORATION 2003 ANNUAL REPORT 31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars, except earnings per share)

1. NATURE OF OPERATIONS

CFM Corporation (the "Company") is amalgamated under the laws of the Province of Ontario. The Company is a vertically integrated manufacturer of hearth and home products in North America and the United Kingdom. The Company designs, develops, manufactures and distributes hearth and space heating products, barbeque and outdoor products and water dispensing and purification products. The Company maintains an ongoing program of research and development aimed at continually improving the quality, design, features and efficiency of its products. The Company began operating in 1987 in Mississauga, Ontario and now has seven facilities in Ontario, nine facilities in the United States and one in Stoke-on-Trent, England.

2. SIGNIFICANT ACCOUNTING POLICIES

The Company's accounting policies are in accordance with Canadian generally accepted accounting principles.

Consolidation

These consolidated financial statements include the accounts of the Company, its subsidiaries from the dates of their acquisition and the proportionate share of the assets, liabilities and results of operations from its joint venture interest. All significant intercompany amounts and transactions have been eliminated upon consolidation.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent; however, actual results could differ from these estimates.

Translation of foreign currencies

The accounts of self-sustaining foreign operations are translated into Canadian dollars using the current rate method, under which all assets and liabilities are translated at the exchange rate prevailing at year-end, and revenue and expenses at average rates of exchange during the year. Gains and losses on the translation of these account balances are not included in the consolidated statement of operations and retained earnings but are deferred and shown as a separate item of shareholders' equity.

Foreign currency denominated monetary assets and liabilities of Canadian operations are translated at the exchange rate prevailing at year-end, and revenue and expenses at average rates of exchange during the year. Exchange gains and losses arising on the translation of the accounts are included in income. Long-term debt payable in foreign currency is translated at the exchange rate prevailing at the year-end, with the resulting adjustment included as a separate item in shareholders' equity if the related debt has been designated as a hedge against the net investment in foreign operations.

Cash and cash equivalents

All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents.

Inventory

Inventory is carried at the lower of cost, as determined on a first-in, first-out basis, and market value. Market value is defined as net realizable value for finished goods and work-in-process, and replacement cost for raw materials.

Capital assets

Capital assets are recorded at cost less accumulated amortization. Amortization is provided on the original cost less estimated salvage value of buildings and equipment using the straight-line method based on estimated useful lives as follows:
Buildings	31 years
Leasehold improvements	over lease term
Machinery and equipment	4 to 20 years
Computer hardware and software	4 to 7 years
Automotive equipment	4 to 7 years
Office furniture and equipment	10 years

Amortization commences on capital assets under construction once the construction has been completed.

Other assets

Deferred charges are carried at cost less accumulated amortization.

Research and development costs Research and development costs are expensed as incurred unless the development costs meet the criteria for deferral. Deferred development costs are amortized over the estimated product life not longer than three years and are subject to an annual impairment assessment.

CFM CORPORATION 2003 ANNUAL REPORT 32

Deferred start-up costs Costs incurred during the start-up period prior to commencement of commercial operations of new facilities or businesses are deferred. Amortization of these deferred costs commences when the pre-operating period ends. Amortization is provided on a straight-line basis over five years.

Deferred financing costs Deferred financing costs are amortized on a straight-line basis over the remaining term of the corresponding debt.

Goodwill

Goodwill comprises the excess of cost over fair values of the underlying net assets acquired arising from business combinations accounted for using the purchase method. Goodwill is subject to an assessment of impairment by applying a fair value based test on an annual basis.

Intangible assets

Intangible assets with finite useful lives are amortized over their useful lives.

Income taxes

The Company uses the liability method of tax allocation for accounting for income taxes. Under the liability method of tax allocation, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Revenue recognition

Revenue from sales of manufactured products, net of allowances for potential returned merchandise which are determined by reference to past experience and expectations, is recognized either at the date of shipment or delivery, depending on the shipping terms. Commission revenue is earned when an exclusive manufacturer ships product directly to the customer.

Stock-based compensation

Effective fiscal 2003, the Company adopted the recommendations of CICA Section 3870, "Stock-Based Compensation and Other Stock-Based Payments." This change was applied prospectively and had no impact on the financial position or results of operations of the Company. The new recommendations were applied to awards granted after the date of adoption.

Compensation expense is not recognized when stock options are issued to employees. Consideration received on the exercise of stock options is charged to share capital. Pro forma disclosure of net income and earnings per share will be provided as if all awards were accounted for using the fair value method. Pro forma compensation expense is recognized over the vesting period of the option.

Earnings per share

Basic earnings per share has been determined by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated in accordance with the treasury stock method and is based on the weighted average number of common shares and dilutive common share equivalents outstanding.

Derivative financial instruments

Interest rate swap contracts are used to hedge current and anticipated interest rate risks. Interest paid or received under such swap contracts is recognized over the life of the contracts as adjustments to interest expense. Unrealized gains or losses resulting from market movements are not recognized.

3. ACCOUNTS RECEIVABLE

The combined accounts receivable of three customers represent 33% of the total receivable outstanding at September 27, 2003 (three customers represented 52% of the total receivable outstanding at September 28, 2002).

For the year ended September 27, 2003, three customers (2002 - three customers) accounted for 41% (2002 - 38%) of annual sales.

4. INVENTORY

Inventory consists of the following:
	2003	2002
	$	$
Raw materials	26,811	40,466
Work-in-process	9,442	13,520
Finished goods	71,441	64,246
	107,694	118,232

CFM CORPORATION 2003 ANNUAL REPORT 33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars, except earnings per share)

5. CAPITAL ASSETS

Capital assets consist of the following:
		2003
		Accumulated	Net book
	Cost	amortization	value
	$	$	$
Land	6,761	—	6,761
Buildings	31,672	5,778	25,894
Leasehold improvements	8,145	1,810	6,335
Machinery and equipment	96,247	46,159	50,088
Computer hardware and software	18,482	10,532	7,950
Automotive equipment	1,051	846	205
Office furniture and equipment	6,009	3,014	2,995
Capital assets under construction	1,548	—	1,548
	169,915	68,139	101,776

		2002
		Accumulated	Net book
	Cost	amortization	value
	$	$	$
Land	6,987	—	6,987
Buildings	33,788	4,989	28,799
Leasehold improvements	10,356	1,258	9,098
Machinery and equipment	95,783	37,787	57,996
Computer hardware and software	13,719	8,046	5,673
Automotive equipment	1,008	709	299
Office furniture and equipment	7,393	2,322	5,071
Capital assets under construction	2,453	—	2,453
	171,487	55,111	116,376

6. OTHER ASSETS

Other assets consists of the following (net of amortization):
	2003	2002
	$	$
Deferred barbeque facility start-up costs	2,364	3,195
Deferred development costs	1,590	1,792
Deferred financing costs	2,976	1,442
Other	254	351
	7,184	6,780

CFM CORPORATION 2003 ANNUAL REPORT 34

Changes in the carrying amount of other assets for the year ended September 27, 2003 were:

	Deferred
	barbeque
	facility	Deferred	Deferred	Other
	start-up	development	financing	deferred
	costs	costs	costs	costs
Balance September 28, 2002	3,195	1,792	1,442	351
Additions	—	655	2,411	—
Amortization	(831)	(626)	(877)	(78)
Impairment of development costs	—	(158)	—	—
Foreign currency translation	—	(73)	—	(19)
Balance September 27, 2003	2,364	1,590	2,976	254

Research and development expenses for the year ended September 27, 2003 were $8,388 (2002 - $6,976).

Amortization of deferred barbeque facility start-up costs in the year was $831 (2002 - $623).

Additions to deferred development costs in the year were $655 (2002 - $584). Amortization of deferred development costs in the year was $626 (2002 - $659).

Additions to deferred financing costs include interest paid under swap contracts expired on August 20, 2003 of $2,063 and $348 of financing fees associated with other long-term debt.

7. GOODWILL AND INTANGIBLE ASSETS

(a) Goodwill

In 2002, it was determined that the goodwill of the United Kingdom subsidiary was impaired. In accordance with the transition rules, the net writedown, including goodwill and deferred tax liabilities, of $1,848 was charged to opening retained earnings. In implementing the recommendations of the CICA with respect to accounting for business combinations, goodwill and intangibles, future tax liabilities of $2,752 recorded at the time of a prior year acquisition were reclassified against goodwill.

Changes in the carrying amount of goodwill are as follows:
$
Balance as at September 29, 2001	172,051
Goodwill acquired on the purchase of The Great Outdoors (note 8c)	12,859
Goodwill acquired on the purchase of Keanall (note 8d)	51,508
Transitional impairment loss	(2,014)
Adjustment of future tax liabilities	(2,752)
Foreign currency translation	336
Other	728
Balance September 28, 2002	232,716

$
Goodwill acquired on the purchase of The Great Outdoors (note 8c)	4,547
Adjustments to purchase price allocation of The Great Outdoors (note 8c)	(57)
Adjustments to purchase price allocation of Keanall (note 8d)	(636)
Goodwill acquired on the purchase of Greenway (note 8b)	3,535
Foreign currency translation	(22,396)
Other	(44)
Balance September 27, 2003	217,665

CFM CORPORATION 2003 ANNUAL REPORT 35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of dollars, except earnings per share)

(b) Intangible assets

As part of the asset purchase of Harris Systems Inc. on November 1, 1997, the Company purchased a long-term facility operating lease. The market value of the lease exceeded the present value of the future lease commitments. This leasehold right was recognized as an asset at the time of the acquisition and has been amortized over the lease term of which seventeen years remain.

Trademarks include the British hearth trademarks acquired on April 9, 2002 (Note 8e).

	September 27	September 28
	2003	2002
	$	$
Leasehold rights	4,817	5,964
Trademarks	1,518	1,655
Other	970	679
	7,305	8,298

Amortization expense of intangible assets for the year ended September 27, 2003 was $789 (2002 - $349).

8. ACQUISITIONS

(a) Century Heating

Effective June 17, 2003, the Company acquired substantially all of the net assets of a manufacturer of wood stove products sold under the Century Heating Product brand, located in Orillia, Ontario, for cash consideration including acquisition costs of $2,267.

The results of operations from the date of acquisition are included in the Company's consolidated statement of operations for the year ended September 27, 2003. The acquisition was accounted for using the purchase method with the purchase price allocated to net identifiable assets at their fair values. The purchase price allocation is subject to change based on final determination of these fair value amounts.

The following is a summary of the acquisition representing the estimated values assigned and consideration given:
$
Current assets acquired	2,660
Long-term assets acquired	552
Current liabilities assumed	(926)
Long-term liabilities assumed	(19)
2,267

Consideration:

Cash, including acquisition costs	2,267

(b) Greenway Home Products Inc.

Effective October 3, 2002, the Company acquired all the issued and outstanding shares of Greenway Home Products Inc. ("Greenway") of Guelph, Ontario. Greenway is a participant in the residential water dispensing, purification and air treatment products market, offering a line of innovative water dispensing, water purification and air treatment appliances. In October 2002, the Company satisfied the purchase price by a cash payment, including acquisition costs of $1,365. Additional contingent consideration not to exceed $35,000 will be paid based on the earnings performance of Greenway over a number of specified periods. The first such payment was earned based on the earnings performance for the year ended December 31, 2002 and was satisfied on April 24, 2003 with a $1,771 cash payment and the issuance of 126,494 shares of the Company valued at $1,866. The fair value of the Company's common shares was $14.75 each, representing the average market price on the payment date. The remaining contingent consideration will be payable only once the earnings of Greenway have reached a stipulated level and any such consideration will not exceed $31,458. All future contingent consideration paid will be recorded to goodwill.

The results of operations of Greenway from the date of acquisition are included in the Company's consolidated statement of operations for the year ended September 27, 2003. The acquisition was accounted for using the purchase method with the purchase price allocated to net identifiable assets at their estimated fair values.

CFM CORPORATION 2003 ANNUAL REPORT 36

The following is a summary of the acquisition representing the estimated values assigned and consideration given:

$
Current assets acquired	4,988
Long-term assets acquired	139
Current liabilities assumed	(5,002)
Goodwill	3,535
3,660

Consideration:

Cash, including acquisition costs (net of cash acquired of $1,342)	1,794
Share capital issued	1,866
3,660

None of the goodwill is tax deductible.

(c) The Great Outdoors Grill Company

Effective May 30, 2002, the Company acquired all the issued and outstanding shares of The Great Outdoors Grill Company ("TGO") of Joplin, Missouri. TGO is a North American manufacturer and distributor of quality cast aluminum barbeques. The Company satisfied the purchase price by a cash payment, including acquisition costs, of $15,765 and the issuance of 195,366 common shares of the Company valued at $3,102. The fair value of CFM shares was $15.88 representing the average market price on the announcement date. Additional contingent consideration of US$3,361, in the form of a non-interest-bearing promissory note, will be paid in equal installments over a two-year period commencing on January 2, 2004. The discounted value of the contingent consideration has been recorded as goodwill. The results of the operations of TGO from the date of acquisition are included in the Company's consolidated statement of operations from the date of acquisition.

The following is a summary of the acquisition representing the final values assigned and consideration given:
$
Current assets acquired	17,036
Long-term assets acquired	2,837
Current liabilities assumed	(13,808)
Goodwill	17,349
23,414

Consideration:

Cash, including acquisition costs	15,765
Unsecured note payable	4,547
Share capital issued	3,102
23,414

It is estimated that goodwill of $9,012 is tax deductible.

CFM CORPORATION 2003 ANNUAL REPORT 37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of dollars, except earnings per share)

(d) Keanall Holdings Limited

Effective January 2, 2002, the Company acquired all the issued and outstanding shares of Keanall Holdings Limited ("Keanall") of Mississauga, Ontario. Keanall is a leading manufacturer and distributor of quality aftermarket gas grill products to many of North America's largest retailers that serve the recreational and home improvement market. Under the terms of the transaction, the Company satisfied the purchase price with a combination of a cash payment, including acquisition costs, of $10,848, the issuance of a $30,000 face value non-interest-bearing note repayable monthly over 24 months with a fair value of $29,343, and a further $30,366, paid by the issuance of 2,526,314 common shares of the Company. The fair value of the Company's common shares was $12.02 representing the average market price on the announcement date. The results of the operations of Keanall from the date of acquisition are included in the Company's consolidated statement of operations.

The following is a summary of the acquisition representing the final values assigned and consideration given:
$
Current assets acquired	24,576
Long-term assets acquired	12,224
Intangible assets acquired	212
Current liabilities assumed	(17,327)
Goodwill	50,872
70,557

Consideration:

$
Cash, including acquisition costs	10,848
Unsecured note payable	29,343
Share capital issued	30,366
70,557

It is estimated that goodwill of $15,000 is tax deductible.

(e) Other

Effective April 9, 2002, the Company acquired substantially all of the net assets of a British hearth fireplace business for cash consideration, including acquisition costs of $2,718.

The results of operations from the date of acquisition are included in the Company's consolidated statement of operations. The acquisition was accounted for using the purchase method with the purchase price allocated to net identifiable assets at their fair values.

The following is a summary of the assets purchased:
$
Current assets acquired	685
Long-term assets acquired	114
Intangible assets	1,563
Liabilities assumed	(68)
Goodwill	424
2,718

CFM CORPORATION 2003 ANNUAL REPORT 38

9. BANK INDEBTEDNESS AND LONG-TERM DEBT

Long-term debt consists of the following:
	2003	2002
	$	$
Senior Unsecured Notes Series A issued September 12, 2003 for a ten-year period at a fixed interest rate of 6.1%. The principal repayment of US$60,000 is due on September 12, 2013. Semi-annual
interest payments due in arrears on March 12 and September 12 of each year.	81,174	—
Non-revolving term credit facility currently advanced at fixed and floating rates not exceeding 90 days
(2002 - 90 days) with a weighted average rate of 4.74% (2002 - 4.47%) repayable over quarterly installments beginning September 28, 2000 and is to be fully paid by July 26, 2005. As at
September 27, 2003 the Company may borrow up to $28,775 (2002 - $55,000) with pound sterling advances not to exceed £ 5,000. Included in the amount outstanding at September 27, 2003 was U.S.
dollar debt of US$6,500 (2002 - US$4,035) and U.K. pound sterling debt of £ 2,050 (2002 - £ 3,400).	26,155	53,703
Revolving operating loans currently advanced at fixed and floating rates not exceeding 90 days
(2002 - 90 days) with a weighted average rate of 4.52% (2002 - 4.50%) under which the Company may borrow up to $111,862 (2002 - $130,000). Letters of credit totalling $21,405 (2002 - $8,549)
have been issued against this facility. Included in the amount outstanding at September 27, 2003
was U.K. pound sterling debt of £ 1,050 (2002 - £ 0). The credit facility expires on July 26, 2005.	44,909	54,000
Revolving term credit facility of up to $40,426 (2002 - $80,000) advanced at fixed rates and/or floating rates not exceeding 90 days (2002 - 90 days) with a weighted average rate in 2002 of
4.31%. Included in the amount outstanding at September 28, 2002 was U.S. dollar debt of $8,000.
The credit facility expires on July 26, 2005.	—	60,468
Other long-term debt bearing interest at 4.88% (2002 - 4.94%).	4,187	5,862
	156,425	174,033
Less current portion	11,091	16,338
	145,334	157,695

Senior Unsecured Notes Series B were issued on September 12, 2003 with US$65,000 of the proceeds not received until November 21, 2003 for a ten-yearperiod with a fixed interest rate of 6.1%. Principal repayment of US$65,000 is due on November 21, 2013. Semi-annual interest payments are due in arrears on May 21 and November 21 of each year.

The Company's syndicated credit agreement, which consists of the non-revolving and revolving term facility and the revolving operating loan, expires on July 26, 2005 with the revolving facilities extended annually for an additional 364-day period. As at September 27, 2003, the Company's total available line of credit was $203,562 (2002 - $265,000).

In accordance with the syndicated credit agreement, the Company may borrow in Canadian, U.S. dollars and U.K. pounds sterling by way of prime rate based loans, Bankers' Acceptances, LIBOR loans or any combination thereof. Fair values of the committed long-term facilities and other long-term debt are not materially different from the carrying values.

Effective September 12, 2003, the Senior Unsecured Notes Series A proceeds were used to repay the non-revolving term credit facility and this facility, excluding U.K. pound sterling advances, was cancelled.

The credit agreement includes certain restrictive covenants and undertakings.

The future minimum annual principal repayments of long-term debt over the next five years and thereafter are as follows:
$
2004	11,091
2005	60,550
2006	230
2007	230
2008	230
Thereafter	84,094
156,425

CFM CORPORATION 2003 ANNUAL REPORT 39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of dollars, except earnings per share)

Interest on long-term debt amounted to $7,506 for the year ended September 27, 2003 (2002 - $6,845).

Bank indebtedness

As part of the total available credit facility of $203,562, the Company has available operating lines totalling $106,454, which includes bank overdraft facilities in Canada and the U.S.

10. SHARE CAPITAL

The Company's authorized share capital consists of an unlimited number of common shares without nominal or par value.

(a) Issued and outstanding
	Number
	of shares	Amount
	(in thousands)
	#	$
Balance September 29, 2001	38,036	128,545
Shares cancelled (iii)	(6,000)	(23,870)
Shares issued (iii)	6,000	23,870
Share consideration for Keanall acquisition	2,526	30,366
Share consideration for The Great Outdoors acquisition	195	3,102
Options exercised	—	3
Employee share purchase plan (i)	10	111
Shares repurchased and cancelled (ii)	(179)	(629)
Balance September 28, 2002	40,588	161,498
Share consideration for Greenway acquisition	127	1,866
Options exercised	359	2,826
Employee share purchase plan (i)	12	124
Shares repurchased and cancelled (ii)	(686)	(2,728)
Balance September 27, 2003	40,400	163,586

(i) The Company has established an Employee Share Purchase Plan ("ESPP") in order to encourage employees to participate in the growth and development of the Company. Annually, all eligible employees may contribute to the ESPP an amount up to 20% of their aggregate base cash compensation received in the previous year. Throughout the year, the administrator, on behalf of each participating employee, purchases shares from the Company at market price less a 15% discount. Employees can sell 85% of these share accounts at any time. The remaining 15% of the employee's share account vests equally over four quarters after the quarter in which shares were purchased. During fiscal 2003, 11,877 (2002 - 9,520) shares were issued under the ESPP for $124 (2002 - $111).

(ii) On October 3, 2002, the Company filed a Normal Course Issuer Bid enabling it to make market purchases of up to 2,800,000 of its common shares commencing October 9, 2002 during the next 12 month period. As at October 8, 2003, the expiry date of the Normal Course Issuer Bid, a total of 685,600 shares had been repurchased and cancelled at an average price of $11.78.

Details of fiscal 2003 repurchases are as follows:
	Number	Price
	of shares	paid
Month of purchase	purchased	per share
	#	$
November 2002	410,400	11.6449
December 2002	53,300	11.6243
January 2003	221,900	12.0000
	685,600

CFM CORPORATION 2003 ANNUAL REPORT 40

On October 9, 2001, the Company filed a Normal Course Issuer Bid enabling it to make market purchases of up to 2,800,000 of its common shares during the next twelve-month period. As at October 8, 2002, the expiry date of the Normal Course Issuer Bid, a total of 179,500 shares had been repurchased and cancelled at an average price of $9.48.

Details of fiscal 2002 repurchases are as follows:
	Number	Price
	of shares	paid
Month of purchase	purchased	per share
	#	$
October 2001	95,000	8.0000
November 2001	44,400	8.0000
July 2002	40,100	14.5145
	179,500

(iii) During 2002, the Company purchased from and issued to an Officer and shareholder of the Company an equivalent number of common shares. This transaction, which was subject to regulatory approval, was reviewed and approved by the Board.

(b) Stock options

Under the terms of the Stock Option Plan, all options are granted for a term of seven years commencing on the date of grant. All options granted prior to January 10, 2000 are exercisable six years and three hundred and sixty days from the date upon which such options were granted. For all options granted after January 10, 2000 and before July 24, 2002, one-third of such options will become exercisable as of each of the first, second and third anniversaries, respectively, of the date such options are granted. For all options granted after July 24, 2002, one-fourth of such options will become exercisable as of each of the first, second, third and fourth anniversaries, respectively, of the date such options are granted.

Options granted prior to September 15, 1999, may vest early if certain stock price performance criteria are met, being, one-third of the options granted in each fiscal year will become exercisable as of the first day of each of the three immediately following fiscal years, provided that the cumulative percentage increase in the market value of the common shares of the Company since the first day of the fiscal year in which the options were granted has been at least equal to 110% of the cumulative increase of the Toronto Stock Exchange 300 Index during the same period.

Options granted after September 15, 1999 but prior to January 10, 2000 may vest early if certain stock price performance criteria are met, being, one-third of the options granted in each fiscal year will become exercisable as of the first day of each of the three immediately following fiscal years, provided that the cumulative percentage increase in the market value of the common shares of the Company since the first day of the fiscal year in which the options were granted has been at least equal to the cumulative percentage increase of the Toronto Stock Exchange Industrial Products Index during the same period.

Under the Stock Option Plan, the Company is authorized to issue a maximum of 5,624,500 common shares. As at September 27, 2003, a total of 835,752 common shares are available for future grants and options.

A summary of the Stock Option Plan as of September 27, 2003 and September 28, 2002 and changes during the years ended on these dates is presented below:
		Weighted	Number
	Options	average	of vested
	outstanding	price	options
	#	$	#
Outstanding at September 29, 2001	3,328,671	8.75	379,700
Granted	1,049,000	13.99
Exercised	(333)	9.50
Repurchased	(625,470)	8.33
Forfeited	(189,832)	9.20
Outstanding at September 28, 2002	3,562,036	10.37	297,582

CFM CORPORATION 2003 ANNUAL REPORT 41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars, except earnings per share)

		Weighted	Number
	Options	average	of vested
	outstanding	price	options
	#	$	#
Granted	1,035,000	9.99
Exercised	(358,840)	7.88
Repurchased	—	—
Forfeited	(774,622)	10.98
Outstanding at September 27, 2003	3,463,574	10.37	1,205,999

The following table outlines stock options outstanding at September 27, 2003:
	Exercise	Options	Expiry
Options outstanding	price	exercisable	date
#	$	#
12,000	8.375	12,000	November 27, 2003
129,341	12.625	—	October 1, 2004
134,992	7.800	5,675	October 1, 2005
254,657	11.250	133,340	October 4, 2006
435,981	6.250	435,981	July 26, 2007
33,333	6.700	—	November 21, 2007
656,770	9.500	419,461	July 25, 2008
10,000	9.750	6,667	September 10, 2008
755,000	14.000	191,250	July 24, 2009
6,500	12.500	1,625	September 25, 2009
1,035,000	9.990	—	August 1, 2010

The Stock Option Plan was amended on September 26, 2002 removing the repurchase alternative (2002 - 625,470 options were repurchased for $4,182). During fiscal 2003, 358,840 options (2002 - 333) were exercised for common shares.

A summary of options outstanding at September 27, 2003 is as follows:
	Total Options Outstanding			Total Options Exercisable
		Weighted	Weighted		Weighted
Number of	Range of	average	average	Number of	average
options	exercise	exercise	remaining	exercisable	exercise
outstanding	prices	price	life	options	price
2,318,076	6.250 - 10.000	8.96	5.34	879,784	7.87
1,145,498	10.000 - 14.000	13.22	4.66	326,215	12.87

The closing market value of the Company's common stock at September 27, 2003 was $11.04.

CFM CORPORATION 2003 ANNUAL REPORT 42

The Company does not apply the fair value method of accounting for stock-based compensation awards granted to employees. Accordingly, no compensation expense has been recognized for stock options issued under this plan for 2003. Section 3870, "Stock-based Compensation and Other Stock-based Payments," provides that companies should also disclose, on a pro forma basis, net earnings and earnings per share had the Company adopted the fair value method for accounting for stock options. Had compensation expense been determined based on the fair value at the grant date for stock options granted in fiscal 2003, the Company's results would have been as follows:

For the year ended	September 27
2003
Net income for the year:	$
As reported	35,857
Pro forma	35,740
Net income per share as reported:
Basic	$0.89
Diluted	$0.88
Pro forma net income per share:
Basic	$0.89
Diluted	$0.88

The fair value of the options granted during the year was $4.37 per option. The fair value of the stock option grant was determined using the Black-Scholes option pricing model, based on the following assumptions:
For the year ended	September 27
2003
Risk-free interest rate	3.86%
Average expected life (years)	5
Expected volatility	0.441
Expected dividend yield	—

11. INCOME TAXES

(a) Rate reconciliation

The Company's effective income tax rates for the years ended September 27, 2003 and September 28, 2002 are derived as follows:
	2003	2002
	%	%
Combined Canadian federal and provincial tax rate	37.14	38.62
Manufacturing and processing profits deduction	(.40)	(.16)
Income taxes at different rates in foreign jurisdictions	(7.52)	(7.46)
Permanent differences and other	3.53	.91
	32.75	31.91

(b) Provision for (recovery of) income taxes

The components of income before income taxes by jurisdiction are as follows:
	2003	2002
	$	$
Income before income taxes	53,321	61,800
Domestic	1,425	2,224
Foreign	51,896	59,576
	53,321	61,800

CFM CORPORATION 2003 ANNUAL REPORT 43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of dollars, except earnings per share)

The provision for (recovery of) income taxes consists of the following:
	2003	2002
	$	$
Income taxes	17,464	19,719
Current	20,431	13,287
Future	(2,967)	6,432
	17,464	19,719

The details of the provision for (recovery of) current income taxes are as follows:

	2003	2002
	$	$
Canadian federal taxes	555	(444)
Provincial taxes	184	(437)
Foreign taxes	19,692	14,168
	20,431	13,287

The details of the provision for future income taxes are as follows:

	2003	2002
	$	$
Canadian federal taxes	107	1,028
Provincial taxes	169	463
Foreign taxes	(3,243)	4,941
	(2,967)	6,432

(c) Provision for future income taxes
Future income taxes have been provided on temporary differences consisting of the following:

	2003	2002
	$	$
Reserves and allowances	(6,231)	1,100
Inventory	(1,336)	(835)
Capital assets	(295)	2,085
Goodwill	4,000	4,137
Financing	21	13
Compensation	427	44
Tax deferred income	1,103	111
Net operating losses	(535)	(326)
Other	(121)	103
	(2,967)	6,432

CFM CORPORATION 2003 ANNUAL REPORT 44

(d) Future income tax assets and liabilities
Future income taxes have been provided on temporary differences consisting of the following:

	2003	2002
	$	$
Current future income tax assets
Reserves and allowances	11,308	6,115
Net operating losses	3,005	632
Inventory	2,723	2,041
Compensation	757	618
Stock options	—	404
Other	(128)	(222)
Total current future income tax assets	17,665	9,588
Current future income tax liabilities	(1,978)	(205)
Net current future income tax assets	15,687	9,383

Long-term future income tax assets
Net operating losses	110	595
Other	903	293
Total long-term future income tax assets	1,013	888

Long-term future income tax liabilities
Goodwill	13,257	11,099
Capital assets	9,038	10,407
Reserves and allowances	1,244	1,238
Tax deferred income	1,033	604
Financing	99	4,117
Other	562	197
Total long-term future income tax liabilities	25,233	27,662
Net long-term future income tax liabilities	24,220	26,774

The Company has recognized the full amount of its future income tax assets with no valuation allowance for each of the years presented.

As at September 27, 2003, the Company has combined income tax losses of approximately $9,176 (2002 - $3,485) which can be applied against future years' taxable income, the benefit of which has been recorded in the consolidated financial statements. $2,130 of these income tax losses do not expire. The remainder of the income tax losses of $7,046 may be carried forward to 2010.

12. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

(a) Fair value of financial statements

The following methods and assumptions were used in estimating the fair values of financial instruments:

Current financial assets and liabilities Terms are such that their carrying amounts approximate fair values.

Variable rate bank facilities The carrying amounts of variable rate debt approximate fair value because the rates are reflective of the current market.

Committed long-term bank facilities and other long-term debt Fair values are estimated using discounted cash flow analysis based on current incremental borrowing rates for similar borrowing arrangements.

CFM CORPORATION 2003 ANNUAL REPORT 45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of dollars, except earnings per share)

(b) Credit risk

The Company's financial assets that are exposed to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents consist of short-term investments, primarily overnight deposits, and are invested with recognized Canadian and U.S. banks.

(c) Interest rate risk

Long-term debt bears interest at fluctuating and fixed rates.

The Company entered into an interest swap contract to hedge against exposures to increases in interest rates prior to the coupon rate being set for the Senior Unsecured Notes. On August 6, 2003 the Company entered into a series of interest swap contracts at an average of 4.37% covering US$125,000 of long-term debt. These contracts expired on August 20, 2003.

The coupon rate set on August 20, 2003 for this fixed rate debt was based on the U.S. ten-year Treasury rate of 4.50% resulting in prepaid interest of $2,062. This prepaid interest is included in deferred financing costs (note 6) and amortized to interest expense over the ten-year term to maturity.

(d) Foreign currency risk

A significant portion of the Company's operations relates to subsidiaries located in the United States that are considered self-sustaining.

The parent Company and subsidiaries located in Canada maintain their accounts in Canadian dollars. The foreign currency risk associated with the Company's foreign currency denominated accounts receivable and payable balances as at September 27, 2003 is not material.

13. RESTRUCTURING COSTS

The Company intends to proceed with a restructuring of its operations to streamline operating processes and consolidate facilities which serve the Company's mass merchant customers and improve its manufacturing operations through anticipated product line rationalization and through the movement of certain product lines to lower wage cost locations. The restructuring will be completed in stages and will involve the closure of certain of the Company's manufacturing locations and the transfer of manufacturing and administrative activities, as well as certain assets, to other CFM facilities. In addition, as part of this restructuring, several of the Company's warehouses in the United States will be closed and distribution centralized into two larger distribution centres to more efficiently serve the Company's mass merchant customers. Currently management expects the restructuring activities to be completed by the end of fiscal 2004.

As at September 27, 2003, the following restructuring costs had been incurred:
$
Provision for severance and benefits	296
Assets impairment:
Inventory	3,978
Capital assets	3,712
7,986

As at September 27, 2003, none of the restructuring charges had been paid.

14. CONTINGENCIES AND COMMITMENTS

(a) Lease commitments

The Company is committed to premises and equipment leases with terms expiring at various dates during the next five years and thereafter. Future minimum annual payments under non-cancellable operating leases consist of the following at September 27, 2003:
$
2004	3,718
2005	3,380
2006	3,219
2007	2,997
2008	2,882
Thereafter	6,797
22,993

CFM CORPORATION 2003 ANNUAL REPORT 46

(b) Legal

During the normal course of business, there are various claims and proceedings that have been or may be instituted against the Company. There are claims that are at the early stages of legal proceedings and thus the outcome of these matters is not determinable. These claims could have a material adverse effect on the consolidated financial position of the Company or its results of operations.

(c) Other

Pursuant to certain acquisitions, including a joint venture investment, the minority shareholders and joint venture partner have the option to cause the Company to purchase their interests. The Company has similar options to require the minority shareholders to sell their shares. The purchase price in both cases would be based upon a prescribed valuation formula.

15. EARNINGS PER SHARE

Basic earnings per share has been determined by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed in accordance with the treasury stock method and is based on the weighted average number of common shares and dilutive common share equivalents outstanding.

For the year ended	September 27	September 28
(in thousands, except earnings per share)	2003	2002
	$	$
Earnings for period	35,857	42,081

Weighted average number of shares outstanding	40,215	39,836
Basic earnings per share	$0.89	$1.06

Diluted earnings per share
Weighted average number of shares outstanding	40,215	39,836
Add: Dilutive effect of stock options	436	1,048
Adjusted weighted average number of shares outstanding	40,651	40,884

Diluted earnings per share	$0.88	$1.03

16. CUMULATIVE TRANSLATION ADJUSTMENT

For the year ended September 27, 2003, the change in the cumulative translation adjustment balance on the Company's net investment in self-sustaining foreign operations of $44,792 related primarily to the strengthening of the Canadian dollar against the U.S. dollar during the year.

17. CONSOLIDATED STATEMENTS OF CASH FLOWS

The net change in non-cash working capital balances consists of the following:
For the year ended	September 27	September 28
	2003	2002
	$	$
Accounts receivable	1,445	(16,238)
Inventory	(2,613)	(16,929)
Prepaid and other expenses	980	(2,062)
Other assets	(265)	(3,093)
Accounts payable and accrued liabilities	8,244	14,428
Income taxes recoverable	350	11,753
	8,141	(12,141)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of dollars, except earnings per share)

18. EMPLOYEE BENEFIT PLANS

The Company maintains various employee benefit plans which include a defined contribution plan and a multi-employer defined benefit plan. Contributions to the multi-employer defined benefit plan are predetermined based on agreements. During the year, the Company's benefit plan expenditures were $1,641 (2002 - $1,750).

19. SEGMENTED INFORMATION

The Company operates in one business segment, home products, which includes the development, manufacture, and sale of hearth and heating products, barbeque and outdoor products and water dispensing and purification products. In light of the growth and significance of barbeque and outdoor products to the overall revenue of CFM, the Company's revenue has been disclosed by product category.

The Chief Executive and Operating Officers of CFM review consolidated operating results to assess the performance of the business. The Company's business organization structure and performance measurement systems are not based on product categories.
For the year ended	September 27	September 28
	2003	2002
	$	$
Net external sales:
Hearth and heating products	452,548	443,250
Barbeque and outdoor products	216,431	132,982
Water	16,684	—
	685,663	576,232

Geographic information:

The Company conducts substantially all of its business activities in North America. External sales are allocated on the basis of sales to external customers.

External sales:
	U.S.	Canada	Other	Total
	$	$	$	$
Year ended September 27, 2003	534,752	118,733	32,178	685,663
Year ended September 28, 2002	472,824	81,614	21,794	576,232

Capital assets, goodwill and intangibles:
	U.S.	Canada	Other	Total
	$	$	$	$
Year ended September 27, 2003	243,835	73,091	9,820	326,746
Year ended September 28, 2002	277,841	68,510	11,039	357,390

20. FOREIGN EXCHANGE

Foreign exchange gains for the year ended September 27, 2003 of $366 (2002 - losses of $999) are included in selling and administrative, research and development expenses on the Statement of Operations.

21. COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 2003 financial statements.

22. SUBSEQUENT EVENT

On October 8, 2003, the Company acquired substantially all of the assets of Temtex Industries Inc. and certain assets of its subsidiary, Temco Fireplace Products Inc., as well as all of the shares of its subsidiary Temcomex S.A. de C.V., a Mexican corporation, for US$7 million. Temcomex, located in Mexicali, Mexico manufactures wood-burning and gas fireplaces.

CFM CORPORATION 2003 ANNUAL REPORT 48

FIVE-YEAR HIGHLIGHTS
(in thousands except for per share amounts and number of employees)

	2003	2002	2001	2000	1999
	$	$	$	$	$
OPERATING RESULTS
Sales	685,663	576,232	416,332	381,900	355,742
EBITDA before restructuring and other costs*	86,754	81,964	69,344	72,012	66,309
Earnings before restructuring and other costs and income taxes	61,307	61,800	43,626	49,039	46,857
Earnings before restructuring and other costs	40,649	42,081	31,398	33,782	32,610
Restructuring and other costs before tax	7,986	—	—	—	23,005
Net income	35,857	42,081	31,398	33,782	16,487
Cash flow from operations	66,375	50,181	34,393	31,883	34,248
Capital expenditures	12,307	20,854	16,525	13,413	16,786
Acquisition expenditures*	21,270	72,889	23,363	22,741	45,123
Number of employees	2,731	2,400	1,880	2,100	2,190

PER SHARE
EBITDA before restructuring and other costs*	2.16	2.06	1.81	1.74	1.58
Cash flow from operations*	1.65	1.26	0.90	0.77	0.82
Book value*	8.20	8.46	7.30	6.16	5.33
Earnings before restructuring and other costs*	1.01	1.06	0.82	0.82	0.78
Earnings	0.89	1.06	0.82	0.82	0.39
Diluted earnings before restructuring and other costs*	1.00	1.03	0.81	0.81	0.77
Average number of shares outstanding	40,215	39,836	38,346	41,398	41,945

FINANCIAL POSITION
Working capital*	165,833	176,220	152,998	133,433	73,490
Total assets	625,155	664,785	502,029	452,248	418,420
Total net debt*	162,117	201,292	151,232	132,364	109,007
Shareholders' equity	331,166	343,376	277,612	243,453	225,706

FINANCIAL STATISTICS
Gross margin	27.4%	30.1%	33.0%	35.9%	34.6%
EBITDA before restructuring and other costs margin*	12.7%	14.2%	16.7%	18.9%	18.6%
Current ratio*	2.56	2.58	3.31	3.18	1.73
Total net debt/equity*	0.49	0.59	0.54	0.54	0.48
Total net debt/total capitalization*	0.33	0.37	0.35	0.35	0.33
Return before restructuring and other costs on average equity*	12.1%	13.6%	12.1%	14.4%	14.9%

* The five-year highlights include the following measures which are not recognized for financial statement presentation under Canadian generally accepted accounting principles: EBITDA before restructuring and other costs, EBITDA per share, Cash flow from operations per share, Book value per share, Earnings before restructuring and other costs per share, Diluted earnings before restructuring and other costs per share, Working capital, Total net debt, Current ratio, Total net debt/equity, Total net debt/total capitalization and Return before restructuring and other costs on average equity. Non-GAAP measures (such as the aforementioned measures) do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other issuers. The following are definitions of the non-GAAP measures presented above: EBITDA before restructuring and other costs is defined as earnings before the taking of any deductions in respect of interest, taxes, amortization and restructuring costs. EBITDA is presented before deductions for interest expense, tax expense and amortizations to provide financial statement users a measure of CFM's earnings available to provide for these costs. EBITDA has been determined by taking net income for the period from the Consolidated Statement of Operations and adding to it interest expense, amortization and income taxes which are disclosed as individual line items within the Consolidated Statement of Operations.

EBITDA per share before restructuring and other costs is defined as EBITDA before restructuring and other costs divided by the average number of shares outstanding. Cash flow from operations per share is defined as cash flow from operations divided by the average number of shares outstanding.

Book value per share is defined as total shareholders' equity divided by the number of shares outstanding as at the balance sheet date.

Earnings before restructuring and other costs per share is defined as earnings before restructuring and other costs divided by the average number of shares outstanding.

Diluted earnings before restructuring and other costs per share is defined as earnings before restructuring and other costs divided by the adjusted weighted average number of shares outstanding. Working capital is defined as current assets less current liabilities less cash plus bank indebtedness.

Total net debt is defined as debt (current and long-term) plus bank indebtedness less cash.

EBITDA before restructuring and other costs margin is defined as EBITDA before restructuring and other costs divided by Sales. Current ratio is defined as current assets less cash divided by current liabilities less bank indebtedness.

Total net debt/equity is defined as total net debt divided by shareholders' equity.

Total net debt/total capitalization is defined as total net debt divided by total net debt and shareholders' equity.

Return before restructuring and other costs on average equity is defined as earnings before restructuring and other costs divided by the average of beginning and ending shareholders' equity. Acquisition expenditures include all cash consideration paid in the year and fair market value of CFM common stock issued in the year, if applicable.

CFM CORPORATION 2003 ANNUAL REPORT 49

CORPORATE DIRECTORY AND INVESTOR INFORMATION

DIRECTORS	EXECUTIVE OFFICERS	Doug Greenway	CFM Home Products
Colin M. Adamson	Colin Adamson	Vice President and General Manager	3501 West Howard Street
Chairman, Chief Executive	Chairman and	CFM Water Group	Skokie, Illinois, USA 60076-4012
Officer and Co-Founder	Chief Executive Officer		Telephone: (847) 676-3556
		David Jakob	Facsimile: (847) 676-3759
David W. Colcleugh (2)	Mark Proudfoot	Vice President and
Past Chairman, President	President and	General Manager	CFM Europe Limited
and Chief Executive Officer,	Chief Operating Officer	CFM Grill Group	Trentham Lakes, Stoke-on-Trent
Dupont Canada Inc.			Staffordshire, England ST4 4TJ
	Peter Plows	Steve McCalley	Telephone: (178) 233-9000
William A. Corbett (1) (3)	Senior Vice President,	Vice President and	Facsimile: (178) 233-9009
Past Chairman,	Operations	General Manager
The New Providence		CFM Portable Comfort Products	CFM Grill Accessories Group
Development	J. David Wood		2695 Meadowvale Boulevard
Company Limited	Vice President and	Dale Trombley	Mississauga, Ontario
	Chief Financial Officer	Vice President and	Canada L5T 8A3
William S. Cullens (1) (3)		General Manager	Telephone: (905) 858-8010
Past Chairman and	David Myers	CFM Stoves Group	Facsimile: (905) 858-1165
Chief Executive Officer,	Vice President and
Canron Inc.	Chief Human Resources Officer	AUDITORS	CFM Fireplace Group
		Ernst & Young LLP,	475 Admiral Boulevard
Carlo De Pellegrin (1) (2) (3) (4)	Scott Dunlop	Chartered Accountants	Mississauga, Ontario
Partner,	Vice President,	The Ernst & Young Tower	Canada L5T 2N1
Williams & Partners,	Corporate Development	TD Centre, Toronto, Ontario	Telephone: (905) 670-7777
Chartered Accountants LLP	and General Counsel	Canada M5K 1J7	Facsimile: (905) 670-4650

Paul A. Houston (1) (3)	Kevin Breen	BANKERS	1000 East Market Street
President and	Vice President,	Bank of Montreal	Huntington, Indiana, USA 46750
Chief Executive Officer,	Procurement	First Canadian Place	Telephone: (260) 356-8000
Alderwoods Group, Inc.		11th Floor, Toronto, Ontario	Facsimile: (260) 356-9672
	Sonya Stark	Canada M5X 1A1
Patrick S. Keane	Director, Legal Affairs,		550 Hall Avenue
Former Executive Vice President,	Investor Relations and	TRANSFER AGENT	Renfrew, Ontario, Canada K1V 2S9
Operations	Corporate Secretary	Computershare	Telephone: (613) 433-3232
		Trust Company of Canada	Facsimile: (613) 433-3278
John Mayberry (2)	David Brash	100 University Avenue
Past Chairman and	Director, Corporate Finance	8th Floor, Toronto, Ontario	Cerrada Centinela, N-1173,
Chief Executive Officer,		Canada M5J 2Y1	Parque Industrial Canchanilla
Dofasco Inc.	Eileen Foley		Km 10.5 Carretera
Chairman and	Director, Tax	SHARE LISTING	a San Luis, RC
Chief Executive Officer and Owner,		Stock Symbol: CFM	Mexicali, B.C.,
Permian Industries Limited	Paul Kroetsch	Exchange: Toronto	Mexico 21600
	Treasurer	Stock Exchange	Telephone: (686) 561-1996
Heinz Rieger
Past Chairman and Co-Founder	Catherine Griffin	CORPORATE HEAD OFFICE	CFM Water Group
	Corporate Controller	CFM Corporation	400 Southgate Drive
(1) Member of the Audit Committee		460 Admiral Boulevard	Guelph, Ontario
(2) Member of the Business	OPERATING MANAGEMENT	Mississauga, Ontario	Canada N1G 4P5
Development Committee	Dan Downing	Canada L5T 3A3	Telephone: (519) 837-9724
(3) Member of the Compensation	President, CFM Specialty	Telephone: (905) 670-7777	Facsimile: (519) 837-8913
and Corporate Governance Committee	Home Products	Facsimile: (905) 670-7915
(4) Lead Director			CFM Grill Group
	Steve Haramaras	OPERATING FACILITIES	350 Admiral Boulevard
	President, CFM Home Products	CFM Specialty Home Products	Mississauga, Ontario
		410 Admiral Boulevard	Canada L5T 2N6
	Michael Miller	Mississauga, Ontario	Telephone: (905) 670-7777
	Managing Director,	Canada L5T 2N6	Facsimile: (905) 565-4683
	CFM Europe Limited	Telephone: (905) 670-7777
		Facsimile: (905) 670-4676	25400 Industrial Park Road
	Peter Albion		Ardmore, Tennessee, USA 38449
	Vice President and General Manager		Telephone: (931) 427-8170
	CFM Grill Accessories Group		Facsimile: (931) 427-8168

	Dick Anderson		7980 East American Drive
	Vice President and General Manager		Joplin, Missouri, USA 64804
	CFM Fireplace Group		Telephone: (417) 623-2596
Facsimile: (417) 623-3946
ANNUAL MEETING	The Annual and General Meeting of the shareholders will be held on
	Wednesday, February 25, 2004 at 4:15 p.m. at the Toronto Stock Exchange,		CFM Portable Comfort Products
	Broadcast Centre, 130 King Street West, Toronto, Ontario, Canada M5X 1J2.		3501 West Howard Street
Skokie, Illinois, USA 60076-4012
INVESTOR RELATIONS	Send inquiries to Investor Relations, CFM Corporation		Telephone: (847) 676-3556
	460 Admiral Boulevard, Mississauga, Ontario, Canada L5T 3A3		Facsimile: (847) 676-3759
Telephone: (905) 670-7777Facsimile: (905) 670-7915
	E-mail: cfm@cfmmajestic.com Website: www.cfmmajestic.com		CFM Stove Group
Route 107, Bethel, Vermont, USA 05032
Telephone: (802) 234-2300
					Facsimile: (802) 234-2340
SHARE TRADING SUMMARY
					Beanville Road
2003 Fiscal Year	High	Low	Close	Volume	Randolph, Vermont, USA 05060
					Telephone: (802) 728-3151
First Quarter	$13.00	$10.00	$12.19	3,190,298	Facsimile: (802) 728-3171
Second Quarter	$16.49	$12.00	$13.70	3,995,147
Third Quarter	$15.45	$7.92	$9.50	6,916,565	73 Paterson Road
Fourth Quarter	$12.00	$9.30	$10.65	3,589,376	Orillia, Ontario, Canada L3V 6H1
Fiscal 2003	$16.49	$7.92	$10.65	17,691,336	Telephone: (705) 325-4155
					Facsimile: (705) 325-8816

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